Exhibit 10.1

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, NY 10005

CONFIDENTIAL

January 27, 2016

Nexstar Broadcasting Group Inc.

5215 N. O’Connor Blvd., Suite 1400

Irving, Texas 75039

Attention: Mr. Perry Sook, Chairman, President and CEO

Project Galaxy

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Credit Suisse Securities (USA) LLC (“CS Securities”), Credit Suisse AG (“CS”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”) and Deutsche Bank Securities Inc. (“DBSI” and together with Bank of America, MLPFS, CS Securities, CS, DBNY and DBCI, “we” and “us” or the “Commitment Parties”) that a newly created entity (“Newco”) formed at the direction of Nexstar Broadcasting Group Inc. (“you” or “Holdings”) intends to enter into transactions pursuant to which it will acquire (the “Acquisition”), directly or indirectly, all of the capital stock in an entity previously identified to us by you as “Marigold” (the “Company”). You have further advised us that, in connection with the foregoing, you and Newco intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Bridge Term Sheet”, and collectively with the Senior Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, this “Commitment Letter”).

1. Commitments.

In connection with the Transactions, (i) each of Bank of America, CS and DBNY (together with any other initial lender that becomes a party hereto, each an “Initial Senior Lender” and, collectively, the “Initial Senior Lenders”), severally and not jointly, is pleased to advise you of its commitment to provide 60%, 20% and 20%, respectively, of the entire aggregate principal amount of each of the Senior Secured Credit Facilities and (ii) each of Bank of America, CS and DBCI (together with any other initial lender that becomes a party hereto, each an “Initial Bridge Lender” and, collectively, the “Initial Bridge Lenders” and together with the Initial Senior Lenders, each an “Initial Lender” and, collectively, the “Initial Lenders”), severally and not jointly, is pleased to advise you of its commitment to provide 60%, 20% and 20%, respectively, of the entire aggregate principal amount of the Bridge Facility, in each case subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto, the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit C hereto and the conditions set forth in the Summary of Additional Conditions attached hereto as Exhibit D.

2. Titles and Roles.

It is agreed that (i) each of MLPFS, CS Securities and DBSI will act as a joint lead arranger and joint bookrunner for each of the Credit Facilities (collectively with any other lead arranger or bookrunner appointed in accordance with the terms hereof, the “Lead Arrangers”), (ii) Bank of America will act as administrative agent and collateral agent (in such capacity, the “Senior Administrative Agent”) for the Senior Secured Credit Facilities and (iii) Bank of America will act as administrative agent (in such capacity, the “Bridge Administrative Agent” and, collectively with the Senior Administrative Agent, the “Administrative Agents”) for the Bridge Facility. It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Secured Credit Facilities, MLPFS shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and CS Securities and DBSI shall appear immediately to MLPFS’s right in alphabetical order and (ii) in any Information Materials and all other offering or marketing materials in respect of the Bridge Facility, MLPFS shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and CS Securities and DBSI shall appear immediately to MLPFS’s right in alphabetical order. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded in connection with the Credit Facilities unless you and we shall so agree; provided that (i)(x) within ten (10) business days following the date hereof, you may appoint up to three additional joint lead arrangers, agents, co-agents or bookrunners for the Credit Facilities (each an “Additional Arranger”) in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint Additional Arrangers in respect of the Credit Facilities, the commitments of Bank of America, CS and DBNY or DBCI, as applicable, in respect of the Credit Facilities will be ratably reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) and the economics awarded to such Additional Arrangers shall be in proportion to their commitments assumed in respect of the Credit Facilities), with such reduction allocated to reduce the commitments of Bank of America, CS and DBNY or DBCI, as applicable, ratably across each of the Credit Facilities at such time on a pro rata basis according to the respective amounts of their commitments and (y) following the date that is ten (10) business days after the date hereof until the Closing Date, MLPFS may appoint an amount of Additional Arrangers equal to three minus the number of Additional Arrangers appointed pursuant to clause (x) above in a manner and with economics determined by MLPFS in consultation with you (it being understood that, to the extent MLPFS appoints Additional Arrangers in respect of the Credit Facilities, the commitments of Bank of America and, at the election (as notified to MLPFS in writing) of CS Securities and DBSI, respectively, CS and/or DBNY or DBCI, as applicable, in respect of the Credit Facilities will be ratably reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) and the economics awarded to such Additional Arrangers shall be in proportion to their commitments assumed in respect of the Credit Facilities), with such reduction allocated to reduce the commitments of Bank of America and, to the extent CS Securities or DBSI, respectively, has so-elected, CS and/or DBNY or DBCI, as applicable, ratably across each of the Credit Facilities at such time on a pro rata basis according to the respective amounts of their commitments, (ii) MLPFS, CS Securities and DBSI shall have not less than 35%, 15% and 15%, respectively, of the total economics for the Credit Facilities on the Closing Date (it being understood that the portion of any reduction of commitments and economics pursuant to clause (i) that would result in the total economics of CS Securities and/or DBSI to be less than 15% and 15%, respectively, will instead be applied to reduce the commitments and economics of Bank of America and MLPFS until the total economics of MLPFS are no less than 35%), (iii) in no event shall any such Additional Arranger receive a greater portion of the economics for the Credit Facilities than those of MLPFS, CS Securities or DBSI and (iv) upon the execution by any Additional Arranger (and any relevant affiliate) of customary joinder documentation, each such Additional Arranger (and any relevant affiliate) shall thereafter constitute a “Commitment Party” and, other than with respect to clause (ii) above, a “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder.

3. Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate or participate out our commitments to (i) certain banks, financial institutions and other institutional lenders identified to us by you in writing prior to the date hereof, (ii) competitors of you, the Company and your and its respective subsidiaries and variable interest entities that have been specified to us by you in writing from time to time and (iii) in the case of clauses (i) and (ii), any of their affiliates (other than, in the case of clause (ii), affiliates that are bona fide debt funds) that are (A) identified by you in writing from time to time or (B) clearly identifiable on the basis of such affiliates’ name (clauses (i), (ii) and (iii), “Disqualified Lenders”); provided that in no event shall any designation of a Disqualified Lender retroactively disqualify any person who has already become a Lender, and (b) notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, except as expressly provided in Section 2, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective as between you and the

Initial Lenders with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of Successful Syndication (as defined in the Fee Letter) and the 60th day after the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent practical and appropriate (and not in contravention of the Acquisition Agreement (as defined in Exhibit A hereto)), the Company’s existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to ensure such contact between senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist to the extent practical and appropriate and not in contravention of the Acquisition Agreement) in the preparation of the Information Materials, (d) using your commercially reasonable efforts to procure, at your expense, prior to the commencement of general syndication of the Credit Facilities, public ratings for the Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating in respect of the Nexstar Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of one in-person meeting of prospective Lenders at a time and location to be mutually agreed upon (and additional telephonic meetings with prospective lenders at times to be mutually agreed upon), (f) your using commercially reasonable efforts to provide prior to the commencement of general syndication of the Credit Facilities (i) customary pro forma financial statements of the Borrowers after giving effect to the Transactions (but excluding the impacts of any purchase accounting adjustments) and (ii) customary forecasts of consolidated financial statements of Holdings for each quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Credit Facilities (collectively, the “Projections”) and (g) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Nexstar

Entities, the Mission Entities, the Marshall Entities, the Company, the Shield Entities or any of your or their respective subsidiaries being offered, placed or arranged (other than the Notes or other Securities, any indebtedness of the Nexstar Entities, the Mission Entities, the Marshall Entities, the Company or the Shield Entities or any of their respective subsidiaries permitted to be incurred or issued pursuant to the Acquisition Agreement and otherwise in the ordinary course of business consistent with past practice) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities (it being understood and agreed that the Company’s, the Shield Entities’ and their subsidiaries’, the Mission Entities’, the Marshall Entities’ and the Nexstar Entities’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings shall be permitted). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above) and any assistance from the Mission Entities or the Marshall Entities shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities in a form customarily delivered in connection with senior secured bank financings (the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks or SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to you, the Mission Entities, the Marshall Entities, your and their respective affiliates, the Company or your or their respective securities and who may be engaged in investment and other market related activities with respect to you, the Company or your or its respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you, the Company or your or its respective affiliates; provided that you agree to (i) use commercially reasonable efforts to obtain waivers of any such obligation of confidentiality and to otherwise provide such information that does not violate such obligations and (ii) notify us if any information is not being provided pursuant to this exception.

At the request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Company to assist to the extent practical and appropriate and not in contravention of the Acquisition Agreement) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that consists exclusively of information that is publicly available and/or does not include MNPI with respect to you, the Company or any of your or its respective subsidiaries or variable interest entities for the purpose of United States federal and state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate you, the Company, your and their respective affiliates with respect to any liability related to the mis-use of the Information Materials or related offering and marketing materials by the recipients thereof and us and our respective affiliates with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions, (c) drafts and final versions of the Credit Facilities Documentation and (d) publicly filed financial statements of the Company and its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4. Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company and its subsidiaries and variable interest entities, to your knowledge) (a) all written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memorandum will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Syndication Date and the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memorandum were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company and its subsidiaries and variable interest entities, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries and variable interest entities, to your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memorandum without responsibility for independent verification thereof.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter, if and to the extent due and payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing.

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto, (b) the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit C hereto and (c) the conditions set forth in the Summary of Additional Conditions attached hereto as Exhibit D, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Credit Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Facilities Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Nexstar Entities, the Mission Entities, the Marshall Entities, the Company, the Shield Entities, your and their respective subsidiaries and variable interest entities and your and their respective businesses the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or Newco or any of your or its affiliates have the right to terminate your or its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto, the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit C hereto and the conditions set forth in the Summary of Additional Conditions attached hereto as Exhibit D are satisfied (it being understood that to the extent any security interest in any Collateral (as defined in Exhibit B hereto) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Borrowers and each of their material direct wholly-owned U.S. subsidiaries (in the case of the Company and its subsidiaries, solely to the extent received by you, so long as you have used commercially reasonable efforts to obtain such certificates) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered within 90 days after the Closing Date (or such later date after the Closing Date as the Senior Administrative Agent shall agree) pursuant to arrangements to be mutually agreed by the Senior Administrative Agent and the Borrowers acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and the Guarantors set forth in the Credit Facilities Documentation relating to organizational status of the Borrowers and the Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case with respect solely to the Credit Facilities Documentation; no conflicts with or consent under charter documents of the Guarantors and the Borrowers, in each case, related to the entering into and the performance of the Credit Facilities Documentation and the incurrence of the extensions of credit thereunder; no conflicts with material laws; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with Exhibit D hereto) of Holdings on a consolidated basis; Federal Reserve margin regulations; Holdings and its subsidiaries not “Sanctioned Persons”; the Investment Company Act; OFAC, the Patriot Act and FCPA; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in Exhibit B). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit C hereto and the conditions set forth in the Summary of Additional Conditions attached hereto as Exhibit D) is not a condition to the Initial Lenders’ commitments to fund the Credit Facilities hereunder on the terms set forth herein.

7. Indemnity and Expense Reimbursement.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s Related Indemnified Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Credit Facilities) and (b) whether or not the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of such counsel to the Commitment Parties identified in the Term Sheets, a single special FCC counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Credit Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, if the Closing Date does not occur, legal fees of Winstead PC and Cahill, Gordon & Reindel LLP (excluding any out-of-pocket expenses of such counsel and excluding any legal fees or expenses of special FCC counsel) incurred after the date of this Commitment Letter in connection with the foregoing shall be capped at $650,000 and $650,000, respectively. As used herein, “Related Indemnified Party” means, with respect to any Indemnified Person, (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of, or at the express instructions of, such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Credit Facilities. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any Related Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and financial instruments. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities and financial instruments of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agent or fiduciary of you, the Company, your and its respective management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties are not providing any tax, accounting or legal advice in any jurisdiction. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

In addition, you and we acknowledge that MLPFS has been retained by Holdings as a financial advisor (in such capacity, the “Buy-Side Financial Advisor”) to Holdings in connection with the Acquisition. Each party hereto agrees to such retention, and further agrees not to assert any claim any such party might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed), except (a) to you and your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including, the Commitment Letter (but not the Fee Letter, other than the aggregate fee amount, unless required by the Securities and Exchange Commission or other regulatory agency or in any other legal, judicial or administrative proceeding, in which case you shall provide only a version redacted in a customary manner, unless an unredacted version is specifically requested or required, in which case an unredacted version may be provided), without limitation, any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filing relating to the Acquisition) or as requested by a governmental and/or regulatory authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof prior to such disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company (including any shareholder representative), its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any required public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrowers and the Credit Facilities and the Notes or other Securities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any required public filing relating to the Transactions and (v) (to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders and economic flex terms)) you may disclose the Fee Letter and the contents thereof to the Company (including any shareholder representative), its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s knowledge, violating any contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties or any of their affiliates, (f) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, or (h) for purposes of enforcing its rights hereunder and in the Fee Letter in any legal proceedings and for purposes of establishing a defense in any legal proceedings. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder. The provisions of this paragraph shall otherwise terminate on the second anniversary of the date hereof.

With your consent (not to be unreasonably withheld), at the Commitment Parties’ own expense, the Commitment Parties may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as the Commitment Parties may choose, and circulate similar promotional materials, after the closing of the transactions in the form of a “tombstone”, “case study” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Borrowers and their affiliates (or any of them), (ii) the Commitment Parties and their affiliates’ titles and roles in connection with the transactions, and (iii) the amount, type and closing date of such transactions.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you, on or after the Closing Date, to the Nexstar Borrower or another entity, so long as such entity is newly formed under the laws of Delaware and is, or will be, owned by you after giving effect to the Transactions and shall (directly or through a wholly-owned subsidiary) own the Nexstar Borrower or be the successor to the Nexstar Borrower) without the prior written consent of each other party hereto other than to additional Commitment Parties pursuant to Section 2 hereof (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR AND ITS OBLIGATIONS THEREUNDER OR TO DECLINE TO CONSUMMATE THE ACQUISITION AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (it being understood and agreed that the availability and funding of the Credit Facilities is subject to conditions precedent), including the good faith negotiation of the Credit Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. Promptly following the execution of this Commitment Letter and Fee Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Facilities Documentation for purposes of executing and delivering the Credit Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any such New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication, waiver of fiduciary duty, waiver of conflicts and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Credit Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 27, 2016. The Initial Lenders’ respective commitments and the obligations of the Lead Arrangers hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Credit Facilities and (iii) 11:59 p.m., New York City time, on January 27, 2017 (or April 27, 2017, if the Initial Outside Date (as defined in the Acquisition Agreement) is extended to the Second Outside Date (as defined in the Acquisition Agreement) under the Acquisition Agreement), provided that if the 15 business day period set forth in paragraph 10 and/or paragraph 11 of Exhibit D, as applicable, has commenced but has not ended by the last business day immediately prior to such date, then on the date that is the tenth business day following the final day of such 15 business day period (such earliest date, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

THE WRITTEN AGREEMENT (WHICH INCLUDES THE TERM SHEETS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By
Name:
Title:

[Signature Page to Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By
Name:
Title:

By
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC

By
Name:
Title:

[Signature Page to Project Galaxy Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By
Name:
Title:

By
Name:
Title:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By
Name:
Title:

By
Name:
Title:

DEUTSCHE BANK SECURITIES INC.

By
Name:
Title:

By
Name:
Title:

[Signature Page to Project Galaxy Commitment Letter]

Accepted and agreed to as of the date first above written: NEXSTAR BROADCASTING GROUP INC.
By
Name:
Title:

[Signature Page to Commitment Letter]

EXHIBIT A

Project Galaxy

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Nexstar Broadcasting, Inc., a Delaware corporation (“Nexstar”), intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests in an entity previously identified to us as “Marigold” (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of January 27, 2016 (the “Acquisition Agreement”).

In connection with the foregoing, it is intended that:

a)	Nexstar will establish a newly formed corporation under the laws of the State of Delaware (“Newco”), which shall be a direct wholly-owned subsidiary of Nexstar.

b)	Nexstar will cause its parent Nexstar Broadcasting Group Inc. (“Holdings”) to issue an agreed amount of its common stock as set forth in the Acquisition Agreement and contribute such common stock to Nexstar in the form of common equity, which will contribute such common stock to Newco for distribution to the shareholders of the Company as part of the acquisition consideration (the “Stock Contribution”).

c)

(i) Nexstar, Mission and Marshall will obtain senior secured term A loan facilities denominated in dollars (the “Term A Facilities”) in an aggregate principal amount for Nexstar, Mission and Marshall equal to $250.0 million, senior secured term B loan facilities denominated in dollars (the “Term B Facilities”) in an aggregate principal amount for Nexstar, Mission and Marshall equal to $2,870 million, a senior secured short term facility in the form of a term loan in an aggregate principal amount for Nexstar only equal to $250.0 million (the “Short Term Facility” and, together with the Term A Facilities and the Term B Facilities, the “Term Facilities”) (provided that the amount of the Short Term Facility will be reduced dollar for dollar by an amount equal to the unrestricted cash and cash equivalents on hand at the Nexstar Borrower and the Company immediately prior to giving effect to the Transactions in excess of an amount equal to the aggregate net cash proceeds received by the Nexstar Borrower and its subsidiaries or affiliates from all Regulatory Divestitures (as defined in the Acquisition Agreement) consummated on or prior to the Closing Date in accordance with the Acquisition Agreement (such net cash proceeds, the “Regulatory Divesture Proceeds”)) and senior secured revolving credit facilities denominated in dollars in an aggregate principal amount for Nexstar, Mission and Marshall equal to $175.0 million (the “Revolving Facilities”, and collectively with the Term Facilities, the “Senior Secured Credit Facilities”), in each case as described in Exhibit B to the Commitment Letter and (ii) Nexstar will issue up to $1,180 million in senior unsecured notes (the “Notes”) or other Securities (as defined in the Fee Letter) in a Rule 144A/Regulation S offering, or, in the event the Notes or other Securities cannot be issued on the Closing Date or less than $1,180 million of Notes or other Securities are issued on the Closing Date, obtain the senior unsecured increasing rate bridge facility described in Exhibit C to the Commitment Letter (the “Bridge Facility” and, collectively with the Senior Secured Credit Facilities, the “Credit Facilities”); provided that the aggregate amount of the commitments in respect of the Bridge Facility and, if applicable, the aggregate amount of the Notes or other Securities, shall be reduced by an amount equal to the aggregate amount of Regulatory Divestiture Proceeds.

d)	(i) on the Closing Date, (A) all amounts outstanding (other than contingent obligations) under (1) the Fifth Amended and Restated Credit Agreement (the “Existing Nexstar Credit Agreement”) dated December 3, 2012 by and among Nexstar, Holdings, Bank of America, N.A. as administrative agent, L/C issuer and swing line lender and the lending institutions from time to time party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time), (2) the Fourth Amended and Restated Credit Agreement (the “Existing Mission Credit Agreement”) dated December 3, 2012 by and among Mission, Bank of America, N.A. as administrative agent and the lending institutions from time to time party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time) and (3) the Credit Agreement (the “Existing Marshall Credit Agreement”, together with the Existing Nexstar Credit Agreement and the Existing Mission Credit Agreement, the “Existing Credit Agreements”) dated December 1, 2014 by and among Marshall, Bank of America, N.A. as administrative agent and L/C issuer and the lending institutions from time to time party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time) will be repaid in full and the commitments thereunder shall be terminated and, other than to the extent the refinancing of such facilities with the Senior Secured Credit Facilities is accomplished by an amendment or amendment and restatement in a manner satisfactory to the Lead Arrangers, all guarantees and collateral with respect thereto shall be released and (B) all amounts outstanding (other than contingent obligations) under (1) the Amended and Restated Credit Agreement dated July 31, 2013 by and among the Company, certain affiliates of the Company, Royal Bank of Canada as administrative agent, L/C issuer and swing line lender and the lending institutions from time to time party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Media General Credit Agreement”) and (2) the Credit Agreement dated July 31, 2013 by and among Shield Media LLC, Shield Media Lansing LLC, as holding companies, WXXA-TV LLC, WLAJ TV LLC as borrowers, Royal Bank of Canada as administrative agent and the lending institutions from time to time party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Shield Credit Agreement”, and together with the Existing Media General Credit Agreement, the “Existing Company Credit Agreements”) will be repaid in full and the commitments thereunder shall be terminated and, other than to the extent the refinancing of such facilities with the Senior Secured Credit Facilities is accomplished by an amendment or amendment and restatement in a manner satisfactory to the Lead Arrangers, all guarantees and collateral with respect thereto shall be released and (ii)(1) the 6.375% Senior Notes due 2021 issued by Lin Television Corporation will be repaid in full (whether by redemption, tender offer or other defeasance) and (2) the 5.875% Senior Notes due 2022 issued by Lin Television Corporation will be subject to a change of control offer in accordance with the terms of the indenture governing such 5.875% Senior Notes (the transactions described in this paragraph (d) above, collectively, the “Refinancing” and the transactions described in clauses (i)(A)(1), (i)(B)(1) and (ii) above, collectively, the “Required Refinancing”).

e)	The proceeds of the Stock Contribution and the initial borrowing under the Credit Facilities and/or the Notes on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition and any portion of the Breakup Fee (as defined in the Acquisition Agreement) payable on the Closing Date to Meredith Corporation, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

EXHIBIT B

Project Galaxy

$250.0 Million1 Senior Secured Short Term Facility

$250.0 Million Senior Secured Term A Facilities

$2870.0 Million Senior Secured Term B Facilities

$175.0 Million Senior Secured Revolving Facilities

Summary of Principal Terms and Conditions2

Borrowers:

Nexstar Broadcasting, Inc. (the “Nexstar Borrower”), Mission Broadcasting, Inc. (the “Mission Borrower”), Marshall Broadcasting Group, Inc. (the “Marshall Borrower”), Shield Media LLC, Shield Media Lansing LLC, as holding companies, and WXXA-TV LLC and WLAJ TV LLC, as borrowers (collectively the “Shield Borrowers”) and collectively referred to as the “Borrower” or “Borrowers”.

The Nexstar Borrower is a wholly-owned direct subsidiary of Holdings. Holdings, together with all direct and indirect restricted subsidiaries of Holdings (including Newco and its restricted subsidiaries) are referred to herein as the “Nexstar Entities”. The Mission Borrower, together with all of its direct and indirect restricted subsidiaries, are referred to herein as the “Mission Entities”. The Marshall Borrower, together with all of its direct and indirect restricted subsidiaries, are referred to herein as the “Marshall Entities”. The Shield Borrowers, together with all of their direct and indirect restricted subsidiaries, are referred to as the “Shield Entities”.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

[1]	The amount of the Short Term Facility will be reduced dollar for dollar by an amount equal to the unrestricted cash and cash equivalents on hand at the Nexstar Borrower and the Company immediately prior to giving effect to the Transactions in excess of an amount equal to the aggregate amount of Regulatory Divestiture Proceeds.
[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

Senior Administrative Agent and Collateral Agent:	With respect to each of the Senior Secured Credit Facilities (as defined below), Bank of America, N.A. will act as sole administrative agent and sole collateral agent (in such capacities, the “Senior Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Nexstar Borrower and the Senior Administrative Agent (excluding any Disqualified Lender) which will become a Lender after the Closing Date, and subject to bail-in provisions set forth in the Senior Secured Credit Facilities Documentation, (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates), Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., and any additional lead arrangers appointed in accordance with the Commitment Letter will act as joint lead arrangers and joint bookrunners for the Senior Secured Credit Facilities (collectively, the “Lead Arrangers”), and will perform the duties customarily associated with such role.

Additional Agents:	The Nexstar Borrower may designate additional financial institutions to act as syndication agent and/or documentation agent, provided that any bail-in provisions (as applicable) are acceptable to the Senior Administrative Agent with respect to such financial institutions.

Senior Secured Credit Facilities:

The Senior Secured Credit Facilities will consist of (i) up to $250.0 million in the aggregate for the Borrowers under the senior secured Term A Facilities (defined below) denominated in dollars, (ii) up to $2870.0 million in the aggregate for the Borrowers under the senior secured Term B Facilities (defined below) denominated in dollars, (iii) up to $175.0 million in the aggregate for the Borrowers under the senior secured Revolving Facilities (defined below) denominated in dollars and (iv) up to $250.0 million[3] for the Nexstar Borrower under the senior secured Short Term Facility (defined below) denominated in dollars, in each case as further set forth below:

(A)   Nexstar Term A Facility: an allocated portion of the Term A Facilities available for the Nexstar Borrower (the “Nexstar Term A Facility”, and the loans thereunder, the “Nexstar Term A Loans”).

[3]	The amount of the Short Term Facility will be reduced dollar for dollar by an amount equal to the unrestricted cash and cash equivalents on hand at the Nexstar Borrower and the Company immediately prior to giving effect to the Transactions in excess of an amount equal to the aggregate amount of Regulatory Divestiture Proceeds.

(B)   Marshall Term A Facility: an allocated portion of the Term A Facilities available for the Marshall Borrower equal to the amount of the outstanding term A loans under the Existing Marshall Credit Agreement (the “Marshall Term Facility”, and the loans thereunder, the “Marshall Term Loan”).

The Nexstar Term A Facility and the Marshall Term Facility and any portion of the Nexstar Term A Facility reallocated for the Shield Borrowers (the “Shield Term A Facility”) are collectively referred to as the “Term A Facilities” and the loans thereunder, the “Term A Loans”.

(C)   Nexstar Term B Facility: an allocated portion of the Term B Facilities available to the Nexstar Borrower (the “Nexstar Term B Facility” and together with the Nexstar Term A Facility and the Short Term Facility (defined below), the “Nexstar Term Facilities”, and the loans thereunder, the “Nexstar Term B Loans” and together with the Nexstar Term A Loans and the Short Term Facility, the “Nexstar Term Loans”).

(D)   Mission Term B Facility: an allocated portion of the Term B Facilities available to the Mission Borrower (the “Mission Term B Facility” the “Mission Term Facilities”, and the loans thereunder, the “Mission Term B Loans”).

The Nexstar Term B Facility, the Mission Term B Facility, and any portion of the above Term B Facilities reallocated for the Shield Borrowers (the “Shield Term B Facility” and together with the Shield Term A Facility, the “Shield Term Facilities”, and the loans thereunder, the “Shield Term Loans”), are collectively referred to as the “Term B Facilities” and the loans thereunder, the “Term B Loans”. The Nexstar Term Facilities, the Mission Term B Facility, the Marshall Term Facility and the Shield Term Facilities are collectively referred to as the “Term Facilities” and the loans thereunder, the “Term Loans”.

(E)   Nexstar Revolving Facility: an allocated portion of the Revolving Facilities available to the Nexstar Borrower (the “Nexstar Revolving Facility” and, together with the Nexstar Term Facilities, the “Nexstar Credit Facilities”).

(F)    Mission Revolving Facility: an allocated portion of the Revolving Facilities available to the Mission Borrower (the “Mission Revolving Facility” and, together with the Mission Term B Facility, the “Mission Credit Facilities”).

(G)   Marshall Revolving Facility: an allocated portion of the Revolving Facilities available to the Marshall Borrower equal to the amount of the revolving credit commitment under the Existing Marshall Credit Agreement (the “Marshall Revolving Facility” and, together with the Marshall Term Facilities, the “Marshall Credit Facilities”).

The Nexstar Revolving Facility, the Mission Revolving Facility and the Marshall Revolving Facility, and any portion of the above Revolving Facilities reallocated for the Shield Borrowers (the “Shield Revolving Facility”, and, together with the Shield Term Facilities, the “Shield Credit Facilities”) are collectively referred to as the “Revolving Facilities”.

(H)   Nexstar Short Term Facility: a short term facility in the form of a term loan in the amount of $250.0 million[4] and available only to the Nexstar Borrower (the “Short Term Facility” and the loans thereunder the “Short Term Loans”).

The Revolving Facilities together with the Term Facilities, are collectively referred to as the “Senior Secured Credit Facilities”. Lenders with commitments under the Revolving Facilities are collectively referred to as “Revolving Lenders”, the commitments under the Revolving Facilities are collectively referred to as

[4]	The amount of the Short Term Facility will be reduced dollar for dollar by an amount equal to the unrestricted cash and cash equivalents on hand at the Nexstar Borrower and the Company immediately prior to giving effect to the Transactions in excess of an amount equal to the aggregate amount of Regulatory Divestiture Proceeds.

“Revolving Commitments” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”.

Except as specifically set forth below, not less than four business days prior to the Closing Date, the Borrowers and the Senior Administrative Agent shall reasonably allocate (i) the aggregate amount of the Term A Facilities among the Nexstar Term A Facility, and the Shield Term A Facility (if any), (ii) the aggregate amount of the Term B Facilities among the Nexstar Term B Facility, the Mission Term B Facility, and the Shield Term B Facility (if any) and (iii) the aggregate amount of the Revolving Facilities among the Nexstar Revolving Facility, the Mission Revolving Facility and the Shield Revolving Facility (if any), as applicable. The Nexstar Borrower may request to allocate no amount to the Mission Credit Facilities, the Marshall Credit Facilities and/or the Shield Credit Facilities on the Closing Date if the Nexstar Borrower believes in good faith that the Mission Entities, the Marshall Entities and/or the Shield Entities would reasonably be expected to fail to satisfy all of the conditions set forth under the title “Conditions to Initial Borrowing”.

If any one or more of the Mission Borrower, Marshall Borrower or Shield Borrowers are unable to satisfy a condition precedent to closing on the Closing Date, the Nexstar Borrower will have up to (i) five business days with respect to the Mission Borrower and (ii) fifteen business days with respect to the Marshall or Shield Borrower after the Closing Date to satisfy each such condition precedent and reallocate the applicable portion of the Nexstar Term A Facility, Nexstar Term B Facility and the Nexstar Revolving Facility held in the escrow account referenced in the section entitled “Purpose” below to any one or more of the Mission Borrower, the Marshall Borrower or the Shield Borrowers to consummate the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities, as applicable, and in each case as contemplated herein. Notwithstanding the foregoing, such reallocation will only be permitted hereby if such reallocation and consummation of the applicable Mission Credit Facilities, Marshall Credit Facilities and/or Shield Credit

constitutes a full refinancing of the outstanding amounts under the Existing Mission Credit Agreement, Existing Marshall Credit Agreement and Existing Shield Credit Agreement, as applicable, and the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities are effectuated on the terms and conditions contemplated herein.

Following the Closing Date, the Senior Administrative Agent shall have the right to reallocate the aggregate amount of the Short Term Facility, the Term A Facilities, the Term B Facilities and/or the Revolving Facilities, among the Lenders, as applicable, to achieve pro rata holdings in each of

(1) the Nexstar Term A Facility, the Marshall Term Facility and the Shield Term A Facility,

(2) the Nexstar Term B Facility, the Mission Term B Facility and the Shield Term B Facility, and

(3) the Nexstar Revolving Facility, the Mission Revolving Facility, the Marshall Revolving Facility, and the Shield Revolving Facility, and

(4) the Short Term Facility,

as applicable, on terms, and subject to conditions, substantially consistent with those in the Existing Nexstar Credit Agreement.

Revolver Reallocation:	Subject to the terms and conditions set forth below and in the Documentation Precedent (defined below) with respect to the existing permitted revolver reallocation, so long as there exists no default or event of default both before and after giving effect to any such reallocation, the Borrowers may reallocate the unused revolving commitments between the Nexstar Revolving Facility, the Mission Revolving Facility, the Marshall Revolving Facility and the Shield Revolving Facility, up to, but no more than three times during the term of the Senior Secured Credit Facilities, in each case only so long as the revolving commitment percentages of the Lenders thereunder remain unchanged and the aggregate commitments for the Revolving Facilities are not increased by any such reallocation, and to the extent permitted by the FCC.

Separate Credit Facilities; Marshall Facilities

Notwithstanding the description of the Senior Secured Credit Facilities and the revolver reallocation mechanisms set forth above and the documentation of the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities under one form of credit agreement as described below, the Nexstar Credit Facilities, the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities are separate credit facilities made available to the Nexstar Borrower, the Mission Borrower, the Marshall Borrower and the Shield Borrowers respectively and each Borrower is not co-borrower under the Senior Secured Credit Facilities provided to any other Borrower (other than the Shield Borrowers as co-borrowers under the Shield Credit Facilities). For the avoidance of doubt, as described below under the section entitled “Guarantees”, the Nexstar Borrower and Holdings and its subsidiaries that are guarantors of the Nexstar Credit Facilities will guarantee the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities respectively and the Mission Entities will guarantee the Nexstar Credit Facilities to the extent required under the section entitled “Guarantees” below.

Notwithstanding anything herein to the contrary, the amount of the Marshall Revolving Facility and the amount of the Marshall Term Facility, respectively, will be equal to or less than the amount of the revolving credit commitment as of the Closing Date and the outstanding amount of the term A facility as of the Closing Date, respectively, under the Existing Marshall Credit Agreement.

Swingline Loans:	In connection with the Nexstar Revolving Facility, Bank of America (in such capacity, the “Swingline Lender”) will make available to the Nexstar Borrower a swingline facility under which the Nexstar Borrower may make short-term borrowings in dollars upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to $25 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Nexstar Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders under the Nexstar Revolving Facility will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Nexstar Revolving Facility.

If any Revolving Lender under the Nexstar Revolving Facility becomes a “defaulting Lender”, then the swingline exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Nexstar Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such defaulting Lender, the Swingline Lender may require the Nexstar Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make swingline loans to the extent such swingline loans would exceed the available commitments of the non-defaulting Revolving Lenders under the Nexstar Revolving Facility.

Incremental Facilities:	The Senior Secured Credit Facilities Documentation will permit the Borrowers to add one or more incremental term loan facilities and/or make one or more increases to any of the Term A Facilities and/or Term B Facilities under the Senior Secured Credit Facilities Documentation (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facilities (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in a manner substantially similar to the Existing Credit Agreements in an aggregate amount of up to (a) $400 million plus (b) unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (assuming the full amount thereof is drawn) and after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments (but excluding the cash proceeds of any Incremental Facilities), (x) to the extent such Incremental Facility is secured on a pari passu basis, the First Lien Senior Secured Leverage Ratio (as defined below) does not exceed 4.00x, (y) to the extent secured on a junior lien basis, the Senior Secured Leverage Ratio (as defined below) does not exceed 5.50x and (z) to the extent unsecured, the Total Leverage Ratio (as defined below) does not exceed 6.50x, in each case of clauses (x)-(z) above, assuming each such Incremental Facility is fully drawn and other than amounts incurred concurrently with the incurrence of Incremental Facilities in reliance on clause (a) above, in which case the applicable leverage ratio shall be permitted to exceed the maximum ratio set forth above to the extent of such amounts incurred in reliance on clause (a), and in each case subject to the following terms and conditions: (i) the Incremental Facilities will be guaranteed by the guarantors under the Senior Secured Credit Facilities and will not be secured by assets other than the collateral securing the Senior Secured Credit Facilities on a pari passu basis to the extent such Incremental Facilities are secured), (ii) the representations and warranties in the Senior Secured Credit Facilities Documentation shall be true and correct in all material respects on and as of the date of the incurrence of the Incremental Facilities (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Facility are being used to finance a Limited Condition Acquisition, (iii) no existing Lender will be required to participate in any such Incremental Facility without its consent, (iv) except to the extent provided below in the case that the proceeds of any Incremental Facility are being used to finance a Limited Condition Acquisition, no default or event of default under the Senior Secured Credit Facilities would exist after giving effect thereto, (v) the maturity date of any Incremental Term Facility shall be no earlier than the maturity date of the Term B Facilities (or, in the case of any Incremental Term A Facility, the maturity date of the Term A Facilities) and the weighted average life of such Incremental Term Facility shall be not shorter than the then remaining weighted average life of the Term B Facilities (or, in the case of any Incremental Term A Facility, the then remaining weighted average life of the Term A Facilities), (vi) (A) in the case of an Incremental Revolving Increase, the maturity date of such

Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facilities, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facilities and the Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facilities and (B) in the case of an Incremental Revolving Facility, the maturity date of such Incremental Revolving Facility shall be no earlier than the maturity date of the Revolving Facilities and such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facilities, (vii) the interest rate margins and (subject to clauses (v) and (vi)) amortization schedule applicable to any Incremental Facility shall be determined by the Borrowers and the lenders thereunder; provided that if any Incremental Term Facility that is not an Incremental Term A Facility (such facility, an “Incremental Term B Facility”) is incurred during the first twelve (12) months after the Closing Date, in the event that the interest rate margins for such Incremental Term B Facility are higher than the interest rate margins for the Term B Facilities by more than 50 basis points, then the interest rate margins for the Term B Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term B Facility minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to any Incremental Term B Facility and any Term B Loans, (x) (1) customary arrangement, commitment, underwriting, structuring and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (2) any other fee that is not payable to all relevant lenders generally shall be excluded, (y) OID and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (z) if the Incremental Term B Facilities include an interest rate floor greater than the interest rate floor for the existing Term B Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term B Loans shall be required, but only to the extent an increase in the interest rate floor in the existing Term B Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term B Loans shall be increased to the extent of such differential between interest rate floors (all adjustments made pursuant to this clause (vii), the “MFN Adjustments”), (viii) any Incremental Term Facility, for purposes of mandatory prepayments, shall be treated no more favorably than the Term A Facilities and the Term B Facilities, (ix) any Incremental Term Facility or any Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the applicable Term Facility or Revolving Facility, as the case may be (except to the extent permitted by clause (v), (vi), (vii) or (viii) above), they shall be reasonably satisfactory to the Senior Administrative Agent (it being understood that no consent shall be required from the Senior Administrative Agent for terms or conditions that are more restrictive than the Senior Secured Credit Facilities Documentation if the Lenders under the applicable initial Term Facility or Revolving Facility receive the benefit of such terms or conditions through their addition to the Senior Secured Credit Facilities Documentation), (x) each Incremental Facility shall be in such minimum amounts and subject to such notice provisions and other mechanics to be agreed and to be set forth in the Senior Secured Credit Facilities Documentation and (xi) each Incremental Facility will be structured in a manner to preserve the pro rata nature of the Lenders’ interests in and across each of the Senior Secured Credit Facilities and Incremental Facilities (in each case consistent with the objectives set forth in Section 10.21 of the Existing Nexstar Credit Agreement and the “Nexstar/Mission/Marshall Ratable Status” as set forth therein).

“Incremental Term A Facility” means a term loan “A” facility, which is marketed primarily to banking institutions rather than to institutional investors, including any increase to any of the Term A Facilities.

“First Lien Senior Secured Leverage Ratio” means the ratio of (a) Consolidated Total Indebtedness (as defined below) of the Borrowers and their restricted subsidiaries secured by first priority liens as of the last day of such Test Period to (b) Consolidated EBITDA (as defined below) for the most recently completed four fiscal quarters (“Test Period”).

“Senior Secured Leverage Ratio” means the ratio of (a) Consolidated Total Indebtedness of the Borrowers and their respective restricted subsidiaries as of the last day of such Test Period that is secured by liens to (b) Consolidated EBITDA for such Test Period.

“Total Leverage Ratio” means the ratio of (a) Consolidated Total Indebtedness of the Borrowers and their respective restricted subsidiaries as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated EBITDA” to be defined substantially the same as set forth in the Borrower’s Indenture dated as of January 29, 2015, governing its 6.125% Senior Notes due 2022 (the “Precedent Indenture”), provided that (a) add-backs for cost savings, and synergies (including any savings from restructuring activities) shall be subject to a 20% cap for any four quarter period (such synergies included in the 20% cap shall include all synergies identified by the Nexstar Borrower to the Lead Arrangers prior to the date hereof, which shall be in an amount of no less than $75 million and any other synergies identified by the Nexstar Borrower to the Lead Arrangers after the date hereof and reasonably acceptable to the Lead Arrangers) and (b) addbacks for actual restructuring charges will be capped at 10% for any four quarter period; provided further that in each case of (a) and (b) preceding, any such cost savings, synergies or similar pro forma adjustments shall be reasonably expected to be realized within 12 months of the relevant transaction) for such Test Period.

“Consolidated Total Indebtedness” means, with respect to the Borrowers and their respective restricted subsidiaries, the outstanding principal amount of indebtedness for borrowed money (other than indebtedness in respect of cash management services and intercompany indebtedness) minus the lesser of (a) the aggregate amount of unrestricted cash and cash equivalents included in the consolidated balance sheet of the Borrowers and their respective restricted subsidiaries and (b) the sum of $200 million plus otherwise unrestricted escrowed debt proceeds of the Borrowers and their respective restricted subsidiaries.

Refinancing Facilities:

The Senior Secured Credit Facilities Documentation will permit the Borrowers to refinance loans under the Term A Facilities and Term B Facilities (or any Incremental Term Facility) or commitments under the Revolving Facilities (or any Incremental Revolving Facility) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Senior Secured Credit Facilities Documentation with the consent of the Borrowers, the Senior Administrative Agent and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility in a manner substantially similar to the Existing Credit Agreements.

Purpose:

(A)   Except to the extent proceeds are required to be funded directly into escrow pursuant to the following two paragraphs below, the proceeds of borrowings under the Term A Facilities and Term B Facilities will be used by the Borrowers on the Closing Date, together with the Stock Contribution, the proceeds from borrowings under the Revolving Facilities, the proceeds from the Bridge Facility and/or the Notes and other Securities and cash on hand at the Borrowers, to pay the Acquisition Costs. The proceeds of the Short Term Facility will be used solely to fund the Acquisition.

If (1) no amount is allocated to the Marshall Credit Facilities, Mission Credit Facilities and/or the Shield Credit Facilities on the Closing Date, or (2) less than the full amount necessary to repay the existing indebtedness of the Marshall Borrower, the Mission Borrower and/or the Shield Borrowers is allocated to the Marshall Credit Facilities, the Mission Credit Facilities and/or the Shield Credit Facilities, as applicable, on the

Closing Date, an amount equal to the sum of the outstanding revolving commitments plus the outstanding term loan amounts of each of the existing indebtedness of the Marshall Borrower, the Mission Borrower and/or the Shield Borrowers, as applicable, will be funded from the proceeds of the Nexstar Credit Facilities directly into an escrow account at the Senior Administrative Agent on terms satisfactory to the Senior Administrative Agent and pledged by the Nexstar Borrower as cash collateral for the existing or assumed guarantee obligations of the Nexstar Borrower with respect to amounts outstanding under the Existing Marshall Credit Agreement, the Existing Mission Credit Agreement and the Existing Shield Credit Agreement (collectively the “Nexstar Existing Guarantee Obligations”), as applicable.

Unless such escrowed funds are (x) with respect to the Mission Credit Facilities, within five business days after the Closing Date and (y) with respect to the Marshall Credit Facilities and the Shield Credit Facilities, within fifteen business days after the Closing Date (each such period in clauses (x) and (y) above, an “Escrow Hold Period”) (i) used by the Nexstar Borrower to satisfy the Nexstar Guarantee Obligations in full, or (ii) reallocated to the Marshall Borrower, the Mission Borrower and the Shield Borrowers, as applicable, to consummate the full refinancing of their respective existing obligations under the Marshall Credit Facilities, the Mission Credit Facilities and/or the Shield Credit Facilities, as applicable, in each case as set forth under the title “Senior Secured Credit Facilities”, the escrow agreement and the Senior Secured Credit Facilities Documentation will provide that at the expiration of the applicable Escrow Hold Period the Nexstar Borrower shall be deemed to have automatically and irrevocably directed the Senior Administrative Agent to apply all such escrowed amounts to satisfy in full the Nexstar Existing Guarantee Obligations.

(B)   The letters of credit and proceeds of Revolving Loans (except as set forth below) will be used by the Borrowers and their subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, and, subject to the limitation below under “Availability”, to finance a portion of the Acquisition Costs.

Availability:	(A) Each of the Term Facilities will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

(B)   The Revolving Facilities (exclusive of letter of credit usage) will be made available on the Closing Date (i) to finance a portion of the Acquisition Costs, (ii) to finance any amount of OID or upfront fees imposed pursuant to the “market flex” provisions of the Fee Letter or in connection with the issuance of the Notes or any other Securities on the Closing Date and/or (iii) for working capital and other general corporate purposes; provided that on the Closing Date after giving effect to all the Transactions, there must be not less than $50 million of availability under the Nexstar Revolving Facility remaining (excluding in such calculation of availability all escrowed amounts as described in the “Purpose” section). Additionally, letters of credit may be issued on the Closing Date under the Nexstar Revolving Facility in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrowers or their subsidiaries as of the Closing Date. Otherwise, subject to the terms of the Senior Secured Credit Facilities Documentation, (i) letters of credit (in the case of the Nexstar Revolving Facility) and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facilities, in minimum principal amounts to be agreed upon and (ii) amounts repaid under the Revolving Facilities may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:	An aggregate amount of $25 million of the Nexstar Revolving Facility will be available to the Nexstar Borrower for the purpose of issuing letters of credit denominated in dollars to support the obligations of the Nexstar Borrower and its restricted subsidiaries. Letters of credit under the Nexstar Revolving Facility will be issued by the Senior Administrative Agent and/or other Revolving Lenders reasonably acceptable to the Nexstar Borrower and the Senior Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed with the applicable Issuing Bank and (b) the fifth business day prior to the final maturity of the Nexstar Revolving Facility unless cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank; provided that any letter of credit may provide, at the Nexstar Borrower’s option, for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed with the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Nexstar Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Nexstar Borrower (whether with its own funds or with the proceeds of loans under the Nexstar Revolving Facility) within one business day after notice of such drawing is received by the Nexstar Borrower from the relevant Issuing Bank (subject to the payment of interest by the Borrowers for such day). The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Nexstar Revolving Facility, and to fund such participations in the event the Nexstar Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Revolving Lender under the Nexstar Revolving Facility becomes a “defaulting Lender”, then the letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Nexstar Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable Issuing Bank may require the Nexstar Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the available commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:

(A)   Term A Facilities

Commencing on the first full fiscal quarter ended after the Closing Date, each of the Term A Facilities will amortize in quarterly installments in aggregate annual amounts equal to (i) 5% of the original principal amount of such Term A Facility for the first year after the Closing Date, (ii) 5% of the original principal amount of such Term A Facility for the second year after the Closing Date, (iii) 7% of the original principal amount of such Term A Facility for the third year after the Closing Date, (iv) 10% of the original principal amount of such Term A Facility for the fourth year after the Closing Date and (v) 10% of the original principal amount of such Term A Facility for the fifth year after the Closing Date, with the balance payable on the maturity date thereof. The Term A Facilities will mature on the date that is 5 years after the Closing Date (such date, the “Term A Stated Maturity Date”); provided that (i) if as of the date that is ninety-one (91) days prior to the stated maturity date of any of the Nexstar Borrower’s unsecured note issuances outstanding on the Closing Date (including without limitation, any unsecured note issuances acquired in connection with the “Marigold” acquisition) that have outstanding notes thereunder on such date in the aggregate in excess of $200 million (such date, the “Springing Term A Maturity Date”), the

Term A Stated Maturity Date shall be the Springing Term A Maturity Date and (ii) the Senior Secured Credit Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Term A Loans upon the request of the Borrowers and without the consent of any other Lender (and as further described below).

Notwithstanding the foregoing, the amortization and maturity date for the Marshall Term Facility will be unchanged from the existing amortization and maturity date for the term A facility under the Existing Marshall Credit Agreement (and will not be extended or altered by operation of the Senior Credit Facilities).

(B)   Term B Facilities

Commencing on the first full fiscal quarter ended after the Closing Date, each of the Term B Facilities will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% of the original principal amount of such Term B Facility, with the balance payable on the maturity date thereof. The Term B Facilities will mature on the date that is seven years after the Closing Date (such date, the “Term B Stated Maturity Date”); provided that (i) if as of the date that is ninety-one (91) days prior to the stated maturity date of any of the Nexstar Borrower’s unsecured note issuances outstanding on the Closing Date (including without limitation, any unsecured note issuances acquired in connection with the “Marigold” acquisition) that have outstanding notes thereunder on such date in the aggregate in excess of $200 million (such date, the “Springing Term B Maturity Date”) the Term B Stated Maturity Date shall be the Springing Term B Maturity Date, and (ii) the Senior Secured Credit Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Term B Loans upon the request of the Borrowers and without the consent of any other Lender (and as further described below).

(C)   Revolving Facilities

The Revolving Facilities will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date (such date, the “Revolving Stated Maturity Date”); provided that (i) if as of the date that is ninety-one (91) days prior to the stated maturity date of any of the Nexstar Borrower’s unsecured note issuances outstanding on the Closing Date (including without limitation, any unsecured note issuances acquired in connection with the “Marigold” acquisition) that have outstanding notes thereunder on such date in the aggregate in excess of $200 million (such date, the “Springing Revolver Maturity Date”), the Revolving Stated Maturity Date shall be the Springing Revolver Maturity Date and (ii) that the Senior Secured Credit Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Borrowers and without the consent of any other Lender (and as further described below).

Notwithstanding the foregoing, the maturity date for the Marshall Revolving Facility will be unchanged from the existing maturity date for the revolving facility under the Existing Marshall Credit Agreement (and will not be extended or altered by operation of the Senior Credit Facilities).

(D)   Short Term Facility

The Short Term Facility will not amortize. The outstanding balance of the Short Term Facility will mature and be due and payable on the date that is 18 months after the Closing Date (such date, the “Short Term Stated Maturity Date”).

Notwithstanding anything to the contrary set forth herein, the Senior Secured Credit Facilities Documentation shall provide that the Borrowers may at any time and from time to time request that all or a portion of any loans of such Borrower (except the Short Term Loans) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such loans (any such loans which have been so converted, “Extended Loans”) and upon such request of such Borrower any individual Lender shall have the right to agree to extend the maturity date of its commitments under the applicable Revolving Facility and outstanding Revolving Loans or Term Loans without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the applicable relevant class and any extension with respect to the Loans of a Borrower shall be consummated with a comparable concurrent extension of the relevant Loans of the other Borrowers. The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted except for interest rates, fees, amortization (which may result in a longer (but not shorter) weighted average life than the existing class), final maturity date (which may be no earlier than the existing class), provisions permitting optional and mandatory prepayments to be directed first to the non-Extended Loans prior to being applied to Extended Loans and certain other customary provisions to be agreed consistent with the Documentation Precedent.

Guarantees:	All obligations of the Nexstar Borrower (the “Nexstar Borrower Obligations”) under the Nexstar Credit Facilities and under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Nexstar Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Nexstar Guarantor, or the grant by such Nexstar Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Nexstar Guarantor and any and all applicable guarantees of such Nexstar Guarantor swap obligations by the Nexstar Borrower or other Nexstar Guarantors) at the time the guarantee of such Nexstar Guarantor becomes or would become effective with respect to such Swap) or cash management arrangements entered into with a Lender, the Senior Administrative Agent, a Lead Arranger or any affiliate of a Lender, the Senior Administrative Agent or a Lead Arranger (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Nexstar Guarantees”) by each of Holdings and the Nexstar Borrower, and their restricted subsidiaries, Enterprise Technology LLC and its restricted subsidiaries (collectively the “Digital Entities”), the Mission Entities, the Marshall Entities and the Shield Entities provided that, (i) subject to clause (ii) following, the Mission Entities, the Marshall Entities or the Shield Entities will not be required to guarantee the Nexstar Borrower Obligations if they are Immaterial Subsidiaries (as defined below) and (ii) notwithstanding clause (i) preceding, the Mission Entities will be required to guarantee the Nexstar Borrower Obligations so long as the Mission Entities guarantee any of the Nexstar Borrower’s bonds or notes outstanding on the Closing Date (collectively, the “Nexstar Guarantors”). It is understood and agreed that as of the Closing Date, the Marshall Entities and the Shield Entities will constitute Immaterial Subsidiaries.

Each restricted subsidiary of (x) the Marshall Borrower will guarantee all Marshall Borrower Obligations (to be defined as if each reference to the Nexstar Borrower in the definition of Nexstar Borrower Obligations is a reference to the Marshall Borrower) on substantially similar terms as the Nexstar Guarantees described above, (y) the Mission Borrower will guarantee all Mission Borrower Obligations (to be defined as if each reference to the Nexstar Borrower in the definition of Nexstar Borrower Obligations is a reference to the Mission Borrower) on substantially similar terms as the Nexstar Guarantees described above and (z) the Shield Borrowers will guarantee all Shield Borrower Obligations (to be defined as if each reference to the Nexstar Borrower in the definition of Nexstar Borrower Obligations is a reference to the Shield Borrowers) on substantially similar terms as the Nexstar Guarantees described above. Nexstar Borrower Obligations, Mission Borrower Obligations, Marshall Borrower Obligations and Shield Borrower Obligations are collectively referred to as the “Borrower Obligations”.

The Nexstar Borrower and Nexstar Guarantors will guarantee the Marshall Borrower Obligations, the Mission Borrower Obligations and the Shield Borrower Obligations on substantially similar terms as the Nexstar Guarantees described above.

In each case above, the guarantors described above (collectively, the “Guarantors”) will not include Excluded Subsidiaries (as defined in the Existing Credit Agreements). “Immaterial Subsidiary” will have a definition substantially similar to the Precedent Indenture.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the applicable Borrower and the Senior Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the Borrowers and each of the applicable Guarantors shall grant the Senior Administrative Agent and the applicable Lenders valid and perfected first priority liens and security interests in substantially the same type of collateral securing the same types of obligations on a ratable basis as in the Existing Credit Agreements, with the addition of the same types of collateral from the Shield Entities (subject to the exceptions set forth below), including, but not limited to (i) the equity interests of (a) the Nexstar Entities, the Mission Entities, the Marshall Entities, the Digital Entities and the Shield Entities, (b) each Guarantor (other than Holdings) and (c) each direct or indirect domestic restricted subsidiary of each of the entities specified in clause (i) preceding, and each Guarantor directly or indirectly held by Holdings or any other Guarantor, (ii) the equity interests of each Guarantor (other than Holdings) and of each direct or indirect domestic restricted subsidiary of the Mission Borrower directly held by the Mission Borrower, (iii) the equity interests of each Guarantor (other than Holdings) and of each direct or indirect domestic restricted subsidiary of the Marshall Borrower directly held by the Marshall Borrower, (iv) 65% of the voting stock (and 100% of any non-voting stock) of each material first-tier foreign restricted subsidiary of any Borrower and (v) material fee-owned real property, accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, intercompany receivables, material intercompany notes, to the extent permissible under applicable law, rights under or relating to FCC licenses and proceeds of the foregoing; (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”); provided further that no additional categories of collateral than what is in the Existing Credit Agreements and the Existing Company Credit Agreements shall be required to be pledged.

Notwithstanding anything to the contrary, the Collateral shall exclude (including from any applicable security documents) any exceptions to Collateral set forth in the Existing Credit Agreements, company-owned life insurance policies with respect to the employees of the Borrowers and Borrowers’ cafeteria plan flex accounts and similar employee benefit arrangements (the “Excluded Assets”).

Notwithstanding anything to the contrary, the applicable Borrower and the Guarantors shall not be required, nor shall the Senior Administrative Agent be authorized, (i) to take any additional steps to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the Senior Secured Credit Facilities Documentation, (C) mortgages in respect of fee-owned real property with a fair market value in excess of $10 million or (D) delivery to the Senior Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates and other certificated equity ownership of the applicable Borrower and its subsidiaries and the Guarantors and their subsidiaries and instruments, in each case as expressly required in the Senior Secured Credit Facilities Documentation, (ii) to take any action outside of the United States with respect to any assets located outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), or (iii) to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (other than deposit accounts holding cash collateral securing outstanding Letters of Credit or obligations owing to Issuing Banks or the Swingline Lender arising from “uncovered exposure” of a defaulting revolving lender).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Senior Secured Credit Facilities Documentation, and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Senior Secured Credit Facilities Documentation).

The Senior Secured Credit Facilities Documentation shall contain customary restrictions that the creation and enforcement of security interests shall be subject to applicable communications laws and FCC regulations.

Mandatory Prepayments:	Loans under the Term Facilities shall be prepaid in a manner substantially similar to the Existing Credit Agreements (treating the Short Term Facility as a term A loan thereunder), provided that any voluntary prepayments of Term Loans, and voluntary prepayments of Revolving Loans to the extent the commitments thereunder are permanently reduced, made after the end of any fiscal year and prior to the required date of such prepayment shall be credited against the excess cash flow prepayment obligations.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facilities commitments and voluntary prepayments of borrowings under the Senior Secured Credit Facilities will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty (other than as provided below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facilities and any Incremental Term Facility will be applied to the remaining amortization payments under such Term Facilities or such Incremental Term Facility, as applicable, as directed by the Borrowers (and absent such direction, in direct order of maturity thereof) and may be applied to the Term Facilities or any Incremental Term Facility, in any case, as directed by the Borrowers.

Prepayment Premium:

1.0% of the amount prepaid, payable in connection with any Repricing Event with respect to all or any portion of any Term B Facility prior to the date that is six months after the Closing Date.

As used herein, the term “Repricing Event” shall mean with respect to any Term B Facility (i) any prepayment or repayment of the applicable Term B Loans with the proceeds of, or any conversion of such Term B Loans into, any new or replacement tranche of syndicated secured (if applicable) term B loans bearing interest with an “Effective Yield” (as defined below) (but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the “Effective Yield” applicable to such Term B Loans prepaid or repaid, but excluding any new or replacement loans incurred in connection with a change of control or transformative acquisition and (ii) any amendment to the applicable Term B Facility which reduces the “Effective Yield” applicable to the applicable Term B Loans so long as, in each case, the primary purpose of such refinancing or modification is to reduce the Effective Yield as set forth above.

For purposes of the foregoing, “Effective Yield” shall mean, as of any date of determination, the sum of (i) the higher of (A) the LIBOR rate on such date for a deposit in dollars with a maturity of one month and (B) the LIBOR floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date, (with such interest rate margin and interest spreads to be determined by reference to the LIBOR rate) and (iii) the amount of OID and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

Documentation:	The definitive documentation for the Senior Secured Credit Facilities (the “Senior Secured Credit Facilities Documentation”) will be based on the Documentation Principles (as defined below) and shall be negotiated in good faith and mutually agreed by the Nexstar Borrower, the Lead Arrangers and the Initial Lenders.

As used in this Senior Term Sheet, “Documentation Principles” shall mean documentation and definitions, as applicable, that are substantially identical to the Existing Nexstar Credit Agreement, in the case of the Nexstar Credit Facilities, the Existing Mission Credit Agreement, in the case of the Mission Credit Facilities, and the Existing Marshall Credit Agreement, in the case of the Marshall Credit Facilities and the Shield Credit Facilities, provided that, the Existing Mission Credit Agreement, the Existing Marshall Credit Agreement and the credit agreement for the Shield Credit Facilities will be in substantially the same form and documented under one form of credit agreement with separate tranches available for each applicable Borrower (collectively, the “Documentation Precedent”) and the related guarantee agreements and security agreements executed and/or delivered in connection with the Documentation Precedent, as modified to (i) reflect this Senior Term Sheet and contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Senior Term Sheet and otherwise be subject to the Certain Funds Provisions and in a form that will not impair the availability of the Senior Secured Credit Facilities on the Closing Date, (ii) conform accounting definitions, including “Consolidated Net Income” and “Consolidated EBITDA” to the Precedent Indenture, except as specifically set forth herein, (iii) give due regard to operational and strategic requirements of the Borrowers and their subsidiaries (after giving effect to the Transactions) in light of their size, industries, practices, the Borrowers’ business plan and matters disclosed in the Acquisition Agreement (including any Company specific provisions contained in the Existing Company Credit Agreements), (iv) permit the incurrence of agreed-to indebtedness and liens set forth in the Commitment Letter and the Fee Letter (including pursuant to any “market flex” or “securities demand” provisions therein) and refinancing thereof, (v) include administrative and operational requirements of the Senior Administrative Agent and (vi) cure mistakes or defects.

Counsel for the Borrowers shall prepare the initial drafts of the Senior Secured Credit Facilities Documentation consistent with the Documentation Principles.

Representations and Warranties:	Limited to the following (to be applicable to the Nexstar Entities, the Mission Entities, the Marshall Entities, the Digital Entities and the Shield Entities respectively) and subject to the Certain Funds Provisions: organizational status and good standing; power and authority, qualification, execution, delivery, binding effect and enforceability of the Senior Secured Credit Facilities Documentation; with respect to the Senior Secured Credit Facilities Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law; PATRIOT ACT, anti-money laundering laws, FCPA and OFAC; litigation; insurance matters; margin regulations; material governmental and third party approvals and consents; Investment Company Act; accurate and complete disclosure; accuracy of historical and pro forma financial statements; no material adverse change (after the Closing Date); taxes; ERISA; subsidiaries, equity interests and loan parties; intellectual property; FCC Licenses; channel sharing arrangements; sharing agreements and arrangements; environmental laws; use of proceeds; ownership of properties; creation, perfection and priority (subject to permitted liens) of liens and other security interests; broadcast licenses; consolidated Closing Date solvency of Holdings (including all Mission Entities, Marshall Entities, Digital Entities and Shield Entities); labor matters; status of the Senior Secured Credit Facilities as senior debt; cross collateralization and cross guaranties of the Nexstar Credit Facilities and the Mission Credit Facilities by the Nexstar Entities, the Digital Entities and the Mission Entities; and the collateralization by the Nexstar Entities and the Digital Entities of, and the guarantees of the Nexstar Entities and Digital Entities of, the respective obligations under each of the Marshall Credit Facilities and each Shield Credit Facility, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Senior Secured Credit Facilities Documentation and consistent with the Documentation Principles.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Senior Secured Credit Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit D to the Commitment Letter. For the avoidance of doubt, the conditions are applicable separately and independently for the Nexstar Credit Facilities, the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities and each Credit Facility shall be available on the Closing Date so long as the conditions applicable to such Credit Facility have been satisfied.

Conditions to All Borrowings:

The making of each extension of credit under the Senior Secured Credit Facilities shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit, subject to, in the case of clauses (b) and (c), the limitations set forth in the sections entitled “Incremental Facilities” and “Limited Condition Acquisitions” hereof to the extent the proceeds of any Incremental Facility are being used to finance a Limited Condition Acquisition.

For the avoidance of doubt, the conditions are applicable separately and independently for the Nexstar Credit Facilities, the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities and each Credit Facility shall be available on the Closing Date so long as the conditions applicable to such Credit Facility have been satisfied.

Additional Conditions to Initial Borrowings under the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities:

The availability of the initial borrowing (or other initial extension of credit) under each of the Mission Credit Facilities, the Marshall Credit Facilities and each Shield Credit Facility, respectively, is subject to satisfaction of the following additional conditions (1) receipt by the Senior Administrative Agent of satisfactory representations and certificates as to the solvency of each of (a) the Mission Entities on a consolidated basis, (b) the Marshall Entities on a consolidated basis, and (c) each of the Shield Borrowers and its subsidiaries on a consolidated basis and (2) receipt by the Senior Administrative Agent of satisfactory (i) guaranties and collateralization of the obligations of each of the Marshall Borrower and each Shield Borrower by the Nexstar Entities and the Digital Entities, in each case to the extent and consistent with those required under the Existing Nexstar Credit Facility and the related loan documentation, and (ii) cross-collateralization and cross-guaranties by the Nexstar Entities, the Digital Entities and the Mission Entities of the respective obligations of

(a) the Mission Borrower under the Mission Credit Facilities and (b) the Nexstar Borrower under the Nexstar Credit Facilities, in each case to the extent and consistent with those required under the Existing Nexstar Credit Facility and the related loan documentation and the Existing Mission Credit Facility and the related loan documentation.

Affirmative Covenants:	Limited to the following (to be applicable to the Nexstar Entities, the Mission Entities, the Marshall Entities, the Digital Entities and the Shield Entities respectively only): delivery of annual audited and quarterly (for each of the first three quarters of each fiscal year) unaudited financial statements, consolidating financial statements to reflect adjustments to eliminate unrestricted subsidiaries, annual budgets in form customarily prepared by the Borrowers, accountants’ letters and quarterly delivery of compliance certificate; management’s discussion and analysis; lender conference calls; officers’ certificates and other information reasonably requested by the Senior Administrative Agent; notices of defaults, litigation, ERISA Event, certain FCC matters, new unrestricted subsidiaries and any other event which could reasonably be expected to have a material adverse effect; inspections (subject to frequency (so long as there is no ongoing event of default) and agreed-to cost reimbursement limitations); delivery of all periodic or special reports filed with the FCC or other governmental authority by any Borrower or any of their subsidiaries if and only to the extent that such reports are publicly available and indicate any material adverse change in the business, results of operations or financial condition of the Nexstar Entities, the Mission Entities, the Marshall Entities and the Shield Entities taken as a whole; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law (including to the extent required by regulatory law applicable to the Senior Administrative Agent or the Lenders)); maintenance of existence and corporate franchises, rights, licenses (including FCC licenses) and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental, the PATRIOT Act, OFAC, FCPA and anti-money laundering laws and including the Communications Act of 1934, as amended and all other applicable and material FCC regulations and other applicable and material communications regulations (or any successor statutes or regulations and in each case as amended, modified or supplemented)); maintenance of ratings, additional Guarantors and Collateral (subject to limitations set forth above); use of proceeds; changes in lines of business; designation as senior debt as applicable; further assurances on collateral matters and post-closing covenant regarding Collateral consistent with provisions of section entitled “Security” hereof; subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Senior Secured Credit Facilities Documentation and consistent with the Documentation Principles.

Negative Covenants:

Limited to the following (to be applicable to the Nexstar Entities, the Mission Entities, the Marshall Entities, the Digital Entities and the Shield Entities only) limitations on:

a)    the incurrence of debt, with exceptions including the ability to incur indebtedness on the terms set forth in the sections entitled “Refinancing Facilities”, “Additional Debt”, “Permitted Acquisitions”, “Incremental Facilities” and “Permitted Debt Exchanges” hereof; provided that, notwithstanding any provision permitting the incurrence of debt below, the maximum amount of all such debt incurred and outstanding by a non-Guarantor subsidiary shall in no event exceed in an aggregate principal amount for all non-Guarantor subsidiaries the greater of (a) $20 million and (b) TBD% based on pro forma total assets of the aggregate consolidated total assets of all non-Guarantor subsidiaries at the time of incurrence;

b)    liens, with exceptions including the ability to incur additional liens on the terms set forth (i) in the section entitled “Additional Debt” hereof, (ii) in the section entitled “Permitted Acquisitions” hereof and (iii) under “Incremental Facilities” above (or secured debt with terms that would be permitted to be included in Refinancing Facilities (other than with respect to the limits on the principal amount thereof) and which debt shall be deemed to be usage of the Incremental Facilities and shall only be permitted to the extent Incremental Facilities in the amount of such secured debt would have been permitted); provided that, to the extent such debt is in the form of term loans that are secured by liens on Collateral that are pari passu with the liens on the Collateral securing the Borrower Obligations, (A) the MFN Adjustments (if any) shall have been made and (B) such debt is subject to a customary intercreditor agreement with the Senior Administrative Agent;

c)    fundamental changes;

d)    asset sales (including sales of capital stock of restricted subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the section entitled “Asset Sales” hereof);

e)    investments (which shall be permitted on the terms set forth in the section entitled “General Restricted Payment Incurrence Test” hereof, pursuant to an exception permitting unlimited intercompany investments among each Borrower and its restricted subsidiaries, subject to a cap of $25 million on investments (including but not limited to Permitted Acquisitions) in non-Guarantor restricted subsidiaries, and so long as no default or event of default shall have occurred and be continuing, investments using the Available Amount, and acquisitions (which shall be permitted on the terms set forth in the section entitled “Permitted Acquisitions” hereof);

f)     dividends or distributions on, or redemptions of, the Borrowers’ equity interests, except, so long as no default or event of default shall have occurred and be continuing and after giving pro forma effect to such payment (i) distributions of the Available Amount, provided that, for purposes of this clause (f) only, the Available Amount may reduce below zero up to an aggregate amount below zero of not more than the amount of the dividend to be paid on the

Closing Date in accordance with the Nexstar Borrower’s existing dividend policy, (ii) distributions of a $50 million general basket, provided that (A) the general basket will include a grower component equal to TBD% based on pro forma total assets of the aggregate consolidated total assets of the restricted subsidiaries, (B) notwithstanding anything herein to the contrary, up to $10 million of the general basket may be used subject to no existing default or event of default, but without requiring pro forma covenant compliance and (C) notwithstanding anything herein to the contrary, payments (1) made from the proceeds of Dispositions (as defined in the CVR Agreement referenced below) of any Company Spectrum (as defined in the CVR Agreement referenced below) and (2) that are required to be made pursuant to the terms of the (x) the Acquisition Agreement and (y) the Contingent Value Rights Agreement, substantially in the form of Exhibit B to the Acquisition Agreement (the “CVR Agreement”), will be permitted in addition to the other baskets to make restricted payments and will not reduce the Available Amount and (iii) on the terms set forth in the section entitled “General Restricted Payment Incurrence Test” hereof;

g)    (i) prepayments, purchases or redemptions of Junior Debt (as defined below) or subordinated indebtedness (the “Specified Indebtedness”), with exceptions including (A) so long as no default or event of default shall have occurred and be continuing, prepayments, purchases or redemptions using the Available Amount and (B) on the terms set forth in the section entitled “General Restricted Payment Incurrence Test” hereof, or (ii) amendments of any documentation governing such Specified Indebtedness in a manner material and adverse to the Lenders;

h)    negative pledge clauses and clauses restricting distributions from restricted subsidiaries;

i)     transactions with affiliates;

j)     customary passive entity covenant with respect to Holdings;

k)    sanctions; and

l)     shared services agreements, joint sales agreements, local marketing agreements, channel sharing agreements or other similar contractual arrangements for the provision of sales, programming, technical, business, management, administrative, back-office or other similar services in support of the business or operation of a television broadcast station, in each case between the Nexstar Entities, the Mission Entities, the Marshall Entities and the Shield Entities, as applicable.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” consistent with the Documentation Precedent to be set forth in the Senior Secured Credit Facilities Documentation and as set forth below.

The “Available Amount” is to be comprised of (i) $150 million plus, without duplication, (ii) retained Excess Cash Flow, plus (iii) the proceeds of new public or private qualified equity issuances and qualified capital contributions after the Closing Date (subject to customary exceptions), in each case, to the extent received by the Nexstar Borrower and subject to the absence of any continuing default or event of default. Only usage of the Available Amount in excess of $25 million for any transaction or series of transactions shall require the delivery of a certificate demonstrating the calculation of the Available Amount.

Additional Debt:	The Nexstar Borrower or any restricted subsidiary that is a Nexstar Guarantor will be permitted to incur additional junior lien or unsecured indebtedness (any such junior lien or unsecured indebtedness, “Junior Debt”) and first lien indebtedness (all such Junior Debt and first lien indebtedness, “Additional Debt”) in an unlimited amount, subject to pro forma compliance (excluding the cash proceeds of such debt from cash and cash equivalents) with (x) in the case of first lien indebtedness, a First Lien Senior Secured Leverage

Ratio of not greater than 4.00x (y) in the case of unsecured indebtedness, a Total Leverage Ratio of not greater than 6.50x and (z) in the case of junior lien indebtedness, a Senior Secured Leverage Ratio of not greater than 5.50x, in each case of clauses (x) through (z) above, assuming such Additional Debt is fully drawn, and the incurrence of all such Additional Debt is subject to the following terms and conditions: (i) any such Additional Debt does not mature prior to the maturity date of the Term B Facilities or have a weighted average life less than the weighted average life of the Term B Facilities, (ii) any such Additional Debt does not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in the Term B Facilities (it being understood that customary bridge maturity dates will not be restricted and the Borrowers shall be permitted to make any AHYDO “catch-up” payments, if applicable, with respect to any Additional Debt), (iii) the other terms and conditions of such Additional Debt (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance, (iv) liens securing Additional Debt are on property and assets that constitute only Collateral and no other assets or properties of the Borrowers and their restricted subsidiaries, and (v) secured debt is subject to a customary intercreditor agreement with the Senior Administrative Agent. Sublimits in amounts and terms to be agreed will be available within the baskets set forth above for use by the Mission Borrower, the Marshall Borrower and the Shield Borrowers.

Asset Sales:

The Borrowers or any restricted subsidiary will be permitted to sell, transfer, lease or otherwise dispose of assets so long as no default or event of default shall have occurred and be continuing (after giving pro-forma effect to such asset sale), subject to the following terms and conditions: (i) the percentage of EBITDA attributable to all assets sold or exchanged during the term of the Senior Secured Credit Facilities shall not exceed 40% and shall not exceed 25% in any twelve-month period (provided that agreed-to sales of assets acquired in connection with the “Marigold Acquisition” and sales of assets that are required by law or regulation, or required by the Justice Department, the FCC or other regulators to be divested in connection with any permitted acquisition consummated after the Closing Date will be excluded in the calculation of the preceding caps); (ii) such asset sales are for fair market value as reasonably determined by the Borrowers or the applicable restricted subsidiary in good faith, (iii) the consideration for any such sales in excess of $50.0 million is at least 75% cash consideration (including designated non-cash consideration up to an amount to be agreed) and (iv) the proceeds of such asset sales are subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

Notwithstanding anything herein to the contrary, Dispositions (as defined in the CVR Agreement) of any Company Spectrum (as defined in the CVR Agreement) to the extent proceeds thereof are required to be paid to the Holders (as defined in the CVR Agreement) under the Acquisition Agreement and the CVR Agreement, will be permitted in addition to the other baskets available for asset sales and will not be included in the caps set forth above. For the avoidance of doubt, proceeds of Dispositions (as defined in the CVR Agreement) of any Company Spectrum (as defined in the CVR Agreement) will, to the extent that such proceeds are not required to be paid to the Holders (as defined in the CVR Agreement) under the Acquisition Agreement and the CVR Agreement, be included in the calculation of usage of the baskets within the preceding caps on asset sales, and in each case be subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

General Restricted Payment Incurrence Test:	The Senior Secured Credit Facilities Documentation shall permit the Borrowers and their restricted subsidiaries to make unlimited restricted payments, investments and prepayments of Specified Indebtedness so long as at the time of making such restricted payment, investment or prepayment of Specified Indebtedness (a) no default or event of default shall have occurred and be continuing both before and after giving effect to such restricted payment, investment or prepayment and (b) (i) in the case of investments and prepayments of Specified Indebtedness, the Total Leverage Ratio on a pro forma basis shall be no greater than 4.25x and (ii) in the case of restricted payments, the Total Leverage Ratio on a pro forma basis shall be no greater than 3.75x.

Permitted Acquisitions:

The Nexstar Borrower or any of its restricted subsidiaries that are Nexstar Guarantors will be permitted to:

a)    make acquisitions (each, a “Permitted Acquisition”), subject to the following terms and conditions: (i) except with respect to any Limited Condition Acquisition to the extent provided below, there is no default or event of default immediately before and immediately after giving pro forma effect to such acquisition, (ii) after giving effect thereto, the Borrowers are in compliance with the permitted lines of business covenant, (iii) all FCC licenses acquired in connection with such acquisition shall be acquired by (A) the Nexstar Borrower or a wholly-owned domestic subsidiary of the Nexstar Borrower or (B) by a shared services party that is party to any sharing arrangement with a Nexstar Entity and (iv) if the Borrowers or any of their restricted subsidiaries acquires the majority of the equity interests of any person in connection with such acquisition (provided, for the avoidance of doubt, that there shall be a sublimit on minority investments to be agreed) such person will become a restricted subsidiary and, to the extent required by, and subject to the limitations set forth in, “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Senior Administrative Agent, and

b)    incur and/or assume indebtedness in connection with such Permitted Acquisitions, subject to the following terms and conditions: (i) except with respect to a Limited Condition Acquisition to the extent provided below, before and after giving effect thereto, no default or event of default has occurred and is continuing, (ii) if such indebtedness is incurred or assumed and is secured on a “first lien” basis (A) the First Lien Senior Secured Leverage Ratio would be, on a pro forma basis after giving effect to the incurrence of such indebtedness and such Permitted Acquisition or permitted investment or acquisition as if such transaction occurred on the first day of the applicable reference period, no greater than 4.00x, and (B) to the extent such liens are on Collateral securing any of the Borrower Obligations, the beneficiaries thereof (or an agent on their behalf) shall have entered into a customary intercreditor agreement with the Senior Administrative Agent, (iii) if such indebtedness is incurred and is secured on a “junior lien” basis, (A) the Senior Secured Leverage Ratio would be, on a pro forma basis after giving effect to the incurrence of such indebtedness and such Permitted Acquisition, permitted investment or acquisition as if such transaction occurred on the first day of the applicable reference period, no greater than 5.50x, and (B) to the extent such liens are on Collateral securing any of the Borrower Obligations, the beneficiaries thereof (or an agent on their behalf) shall have entered into a customary intercreditor agreement with the Senior Administrative Agent and (iv) if such indebtedness is incurred and if such indebtedness is unsecured, the Total Leverage Ratio would be, on a pro forma basis after giving effect to the incurrence of such indebtedness and such Permitted Acquisition as if such Permitted Acquisition, permitted investment or acquisition occurred on the first day of the applicable reference period, no greater than 6.50x; provided that in each case of indebtedness assumed in connection with a Permitted Acquisition (x) such indebtedness was not incurred in contemplation of such Permitted Acquisition and (y) the only obligors with respect to any such indebtedness incurred shall be the original obligors of such indebtedness prior to such Permitted Acquisition (or in the case of a purchase of assets, the purchaser of such assets).

Sublimits in amounts to be agreed will be available within the baskets set forth above for use by the Mission Borrower, the Marshall Borrower and the Shield Borrowers.

Limited Condition Acquisitions:

In the case of the incurrence of any indebtedness (excluding, for the avoidance of doubt, indebtedness under the Revolving Facilities but including any Incremental Facilities) or liens or the making of any Permitted Acquisitions or other investments, restricted payments, prepayments of Specified Indebtedness or asset sales in connection with a Limited Condition Acquisition (as defined below), at the Nexstar Borrower’s option, the relevant ratios and baskets shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Nexstar Borrower has made such an election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the Financial Covenant) or basket with respect to the incurrence of any debt (including any Incremental Facilities) or liens, or the making of any Permitted Acquisitions or other investments, restricted payments, prepayments of Specified Indebtedness or asset sales on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated.

As used herein, “Limited Condition Acquisition” means any acquisition by the Nexstar Borrower or one or more of its restricted subsidiaries permitted pursuant to the Senior Secured Credit Facilities Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

Permitted Debt Exchanges:	The Nexstar Borrower will be permitted to incur indebtedness in the form of one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis or by senior secured notes or loans that will be secured on a junior basis with the Senior Secured Credit Facilities, senior subordinated notes or loans, or subordinated notes or loans (any such notes or loans, “Permitted Debt Exchange Instruments”); provided that (i) such Permitted Debt Exchange Instruments shall be issued in exchange for Term B Loans through an offering made to all Term B Loan Lenders under the applicable Term B Facilities on a pro rata basis and pursuant to procedures reasonably acceptable to the Senior Administrative Agent, (ii) such Permitted Debt Exchange Instruments shall not be in a principal amount that exceeds the amount of Term B Loans subject to such exchange, plus fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith, (iii) such Permitted Debt Exchange Instruments do not mature prior to the maturity date of, or have a shorter weighted average life than, the Term B Loans subject to such exchange, (iv) customary intercreditor agreements are entered into, (v) none of the Nexstar Borrower’s restricted subsidiaries is a borrower or guarantor with respect to any Permitted Debt Exchange Instruments unless such restricted subsidiary is a Guarantor which shall have previously or substantially concurrently Guaranteed the applicable Borrower Obligations and (vi) the terms and conditions of such Permitted Debt Exchange Instruments (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the maturity date of the loans and commitments subject to such exchange) reflect market terms and conditions at the time of incurrence or issuance and shall not participate in mandatory prepayments on a greater than pro rata basis with the applicable Term B Facility.

Sublimits in amounts and terms to be agreed will be available within the baskets set forth above for use by the Mission Borrower, the Marshall Borrower and the Shield Borrowers.

Financial Covenant:

The Senior Secured Credit Facilities Documentation will contain the following financial covenant (the “Financial Covenant”) with regard to the Borrowers and their restricted subsidiaries on a consolidated basis and applicable to (a) the Revolving Facilities in each case so long as there is a Revolving Commitment and/or Revolving Loans outstanding, (b) the Term A Facilities for so long as there are Term A Loans outstanding and (c) the Short Term Facility, for so long as there are Short Term Loans outstanding only (which covenant shall be tested on a trailing four quarter basis as of the last day of any fiscal quarter of the Borrowers (commencing with the first full fiscal quarter of the Borrowers following the Closing Date)):

A TBD maximum First Lien Senior Secured Leverage Ratio applicable on and after the first full fiscal quarter ending after the Closing Date, with one step-down to be determined, in each case to be set based on the financial model delivered to the Lead Arrangers on November 23, 2015 and subject to a minimum of 25% cushion.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Senior Administrative Agent) made to the Nexstar Borrower after the end of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Nexstar Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) there shall be no more than five Specified Equity Contributions in the aggregate during the term of the Senior Secured Credit Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in pro forma compliance with the Financial Covenant, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Senior Secured Credit Facilities Documentation and (e) there shall be no reduction in indebtedness in connection with any Specified Equity Contributions for determining compliance with the Financial Covenant and no Specified Equity Contribution will reduce (or count towards) net leverage/indebtedness for purposes of any calculation thereof for the fiscal quarter with respect to which such Specified Equity Contribution was made unless the proceeds are actually applied to prepay indebtedness under the Senior Secured Credit Facilities.

Unrestricted Subsidiaries:

The Senior Secured Credit Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances and other investments in, unrestricted subsidiaries, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Borrowers) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, subject to the terms and conditions of the Existing Credit Agreements. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof.

The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time.

Events of Default:	Limited to the following (to be applicable to the Nexstar Entities, the Mission Entities, the Marshall Entities, the Digital Entities and the Shield Entities, respectively and, with respect to the Nexstar Credit Facilities, in certain customary cases, Holdings): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants; misleading or incorrect representations and warranties in any material respect; cross-default and cross-acceleration to indebtedness in excess of $50 million (with respect to the Nexstar Credit Facilities, excluding its guarantee obligations under the Marshall Credit Facilities); bankruptcy or other insolvency events of any Borrower, any Guarantor or any restricted subsidiary thereof (with a customary grace period for involuntary events); unsatisfied monetary judgments in excess of $50 million; actual invalidity (or asserted invalidity by a Borrower, Guarantor or any of their affiliates) of a material provision of the Senior Secured Credit Facilities Documentation, material guarantees or security documents; change of control; actual invalidity (or asserted invalidity by a Borrower, Guarantor or any of their affiliates) or material impairment of any payment or lien subordination provisions with respect to any indebtedness in excess of $50 million, or any intercreditor agreement relating to any indebtedness in excess of $50 million (second lien notes, subordinated or pari passu), ceases to be in full force and effect (other than in accordance with its terms) against any holder of any such indebtedness that is secured by a lien ranking pari passu with, or junior to, the liens securing the Senior Secured Credit Facilities or is contractually subordinated to the payment of the Senior Secured Credit Facilities; revocation, cancellation, termination, expiration, non-renewal or default under certain sharing arrangements; amendments of certain sharing arrangements at the request of any governmental authority that would have a material adverse effect; sharing arrangements that would cause any Nexstar Entity, Mission Entity, Marshall Entity, Shield Entity or Digital Entity to not comply with certain communications laws, which non-compliance would have a material adverse effect; certain FCC defaults to be agreed; a forfeiture or other materially adverse effect on or with respect to any license that would reasonably be expected to have a material adverse effect, cancellation, termination, rescission, revocation, suspension, or material impairment of the consent of the FCC to the assignment of certain FCC licenses in connection with the Transactions, failure of any of the Mission Credit Facilities to close on the Closing Date, and in respect of (i) the Nexstar Borrower, cross-default to Mission Credit Facilities, Marshall Credit Facilities and each Shield Credit Facility, in each case only to the extent that an event of default has occurred thereunder and either of the following events described in clause (A) or clause (B) has occurred: (A) the amount of indebtedness under such credit facility is in excess of $60 million or (B) both of the following events described in clauses (x) and (y) have occurred: (x) 90 days have elapsed since the occurrence of an event of default and (y) any acceleration has occurred, or other remedy has been exercised by the Senior Administrative Agent or any Lender, (ii) the Mission Borrower, (A) termination of or repayment in full the Nexstar Credit Facilities and (B) cross-default to Nexstar Credit Facilities, (iii) the Marshall Borrower, (A) termination of or repayment in full the Nexstar Credit Facilities and (B) cross-default to the Nexstar Credit Facilities; and (iv) each Shield Borrower, (A) termination of or repayment in full the Nexstar Credit Facilities and (B) cross-default to the Nexstar Credit Facilities.

Voting:

Amendments and waivers of the Senior Secured Credit Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and, without duplication, commitments under the Senior Secured Credit Facilities (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby under each of the Nexstar Credit Facilities, the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities shall be required with respect to only the following under each or any of the Nexstar Credit Facilities, the Mission Credit Facilities, the Marshall Credit Facilities or the Shield Credit Facilities: (A) increases in the commitment of such Lender, (B) reductions of principal, interest, fees, or (if any) prepayment premiums, (C) extensions of scheduled amortization payments, final maturity, interest, fees, or prepayment premiums and (D) changes in the pro rata payment or “waterfall” provisions of the Senior Secured Credit Facilities Documentation, (ii) the consent of 100% of the Lenders under each of the Nexstar Credit Facilities, the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities will be required with respect to only the following under each or any of the Nexstar Credit Facilities, the Mission Credit Facilities, the Marshall Credit Facilities or the Shield Credit Facilities: (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral, (iii) customary protections for the Senior Administrative Agent, the Swingline Lender and the Issuing Banks will be provided and (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders. The consent of only the Lenders holding more than 50% of the commitments and loans under the Revolving Facilities, the Term A Facilities and the Short Term Facility shall be necessary to amend or waive the terms of (A) the Financial Covenant, (B) any Events of Default with respect to the failure to comply with the Financial Covenant, (C) provisions relating to any Specified Equity Contributions and (D) any definitions and related provisions solely as they relate to the foregoing clauses (A)-(C).

The Senior Secured Credit Facilities Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders, or of all relevant Lenders directly affected thereby (and for replacing any lender that constitutes a non-extending lender in connection with an extension of the maturity date of the applicable Senior Secured Credit Facility as permitted under the section titled “Final Maturity and Amortization” hereof), so long as Lenders under the relevant Senior Secured Credit Facilities holding more than 50% of the aggregate amount of the loans and commitments under the relevant Senior Secured Credit Facilities shall have consented thereto.

Cost and Yield Protection:

The Senior Secured Credit Facilities Documentation will include customary tax gross-up, cost and yield protection provisions. Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III before or after the Closing Date shall be included in the Senior Secured Credit Facilities Documentation.

Assignments and Participations:

After the Closing Date, the Lenders will be permitted to assign (a) loans and/or commitments under the Term Facilities with the consent of the Nexstar Borrower and the Senior Administrative Agent (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facilities with the consent of the Nexstar Borrower, the Swingline Lender (with respect to the Nexstar Revolving Facility), the Issuing Banks (with respect to the Nexstar Revolving Facility) and the Senior Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no assignment may be made to a natural person or a Disqualified Lender to the extent the list of Disqualified Lenders is made available to all Lenders, (B) no consent of the Borrowers shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the applicable Borrower) event of default or (ii) with respect to any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund; provided that the Borrowers shall have deemed to consent to any such assignment requiring its consent unless it shall object thereto by written notice to the Senior Administrative Agent within ten business days after receipt of written notice thereof and (C) no consent of the Senior Administrative Agent shall be required with respect to assignment of any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1 million in the case of the Term Facilities and $5 million in the case of the Revolving Facilities (or lesser amounts, if agreed between the applicable Borrower and the Senior Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata with respect to the Senior Secured Credit Facilities for each respective Borrower; provided that assignments of (i) Revolving Loans and commitments under the Revolving Facilities shall be made pro rata among the Nexstar Revolving Facility, the Mission Revolving Facility, the Marshall Revolving Facility and the Shield Revolving Facility, as applicable, (ii) Term A Loans shall be made pro rata among the Nexstar Term A Facility, the Mission Term A Facility, the Marshall Term Facility and the Shield Term A Facility, as applicable and (iii) Term B Loans shall be made pro rata among the Nexstar Term B Facility, the Mission Term B Facility and the Shield Term B Facility, as applicable. The Senior Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Senior Administrative Agent).

The Senior Administrative Agent shall be entitled to make available to all Lenders the list of Disqualified Lenders. In addition, each assignment and assumption shall include a representation that the assignee is not a Disqualified Lender (and the Senior Administrative Agent may rely conclusively on such representation). The Senior Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Senior Secured Credit Facilities Documentation relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Senior Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. For the avoidance of doubt, any assignment to any Disqualified Lender shall not be void, but shall be subject to customary provisions pursuant to which the applicable Borrowers shall be entitled to terminate the commitments of such Disqualified Lender and repurchase its Loans.

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law and subject to limitations consistent with the Documentation Principles; provided that participations shall not be permitted to be sold to Disqualified Lenders to the extent the list of Disqualified Lenders is made available to all Lenders. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

The loan documentation shall provide that Term B Loans may be purchased by the Borrowers on a non-pro rata basis from the Lenders (but such purchases must be made pro-rata across the Nexstar Credit Facilities, the Mission Credit Facilities, the Marshall Credit Facilities and the Shield Credit Facilities) through Dutch auction or similar procedures similar to the Existing Nexstar Credit Agreement that are offered to all Lenders on a pro rata basis in accordance with customary procedures similar to the Existing Nexstar Credit Agreement. Any such purchases shall be subject to the following conditions: (a) no default or event of default has occurred and is continuing or will result therefrom, (b) any Term B Loans assigned to the Borrowers shall be retired and cancelled immediately and automatically upon acquisition thereof upon such assignment, (c) no proceeds of Revolving Loans shall be used by the Borrowers to purchase Term B Loans and (d) other customary conditions to be agreed.

Expenses and Indemnification:

Subject to the limitations set forth in the Commitment Letter, the Borrowers shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Senior Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Senior Secured Credit Facilities Documentation (limited, in the case of legal fees, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) the one primary counsel identified herein or otherwise retained (except in the context of enforcement) with the Borrowers’ consent (such consent not to be unreasonably withheld or delayed)), (ii) one special FCC counsel to the Senior Administrative Agent and (iii) if necessary, one local counsel to the Senior Administrative Agent in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

The Borrowers will indemnify the Senior Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the directors, officers, employees, counsel, agents, advisors and other representatives of the foregoing, and hold them harmless from and against any and all losses, liabilities, damages, claims and reasonable and documented or invoiced out-of-pocket fees and expenses (limited, in the case of legal fees, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by any of the Borrowers, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its controlled affiliates or controlling persons or any of its Related Indemnified Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a material breach of the Senior Secured Credit Facilities Documentation by any such person or one of its controlled affiliates or (iii) disputes between and among indemnified persons to the extent such disputes do not arise from any act or omission of any of the Borrowers or any of its affiliates (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Senior Secured Credit Facilities.

Governing Law and Forum:	New York.

Counsel to the Senior Administrative Agent:	Winstead PC

ANNEX I to

EXHIBIT B

Interest Rates:	Initially, the interest rates under the Senior Secured Credit Facilities will be as follows:

With respect to Revolving Loans, at the option of the Nexstar Borrower, LIBOR plus 3.25% or the Base Rate (to be defined as the highest of (a) the Federal Funds Rate (which, if negative, shall be deemed to be 0.00%) plus 1⁄2 of 1%, (b) the Bank of America prime rate and (c) the one-month LIBOR rate (in the case of Term Loans, after giving effect to the “floor”) plus 1.00%) plus 2.25% (subject to up to three step-downs based on the First Lien Senior Secured Leverage Ratio to be agreed following delivery by the Borrowers to the Senior Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date).

With respect to Term A Loans, at the option of the Nexstar Borrower, LIBOR plus 3.25% or the Base Rate plus 2.25% (subject to one step-down based on the First Lien Senior Secured Leverage Ratio to be agreed following delivery by the Borrowers to the Senior Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date).

With respect to Term B Loans, at the option of the Nexstar Borrower, LIBOR plus 4.25% or the Base Rate plus 3.25% (subject to one step-down based on the First Lien Senior Secured Leverage Ratio to be agreed following delivery by the Borrowers to the Senior Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date).

With respect to Short Term Loans, at the option of the Nexstar Borrower, LIBOR plus 3.25% or the Base Rate plus 2.25%.

With respect to swingline borrowings, the Base Rate plus the applicable margin for Base Rate Revolving Loans.

The Borrowers may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months) for LIBOR borrowings.

Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Annex I to Exhibit B-1

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the Base Rate, quarterly in arrears and on the applicable maturity date.

LIBOR is the London interbank offered rate for the relevant currency, adjusted for statutory reserve requirements.

With respect to the Term B Loans, there shall be a minimum LIBOR (i.e. LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.00% per annum, and with respect to Term A Loans, the Revolving Loans and the Short Term Loans, there shall be a minimum LIBOR of 0.00% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over LIBOR under the Nexstar Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Nexstar Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Nexstar Revolving Facility commitment, with exceptions for defaulting Revolving Lenders. In addition, the Nexstar Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Nexstar Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	The Borrowers shall pay a commitment fee of 0.50% per annum on the actual daily unused portion of the Revolving Facilities, payable quarterly in arrears commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year, provided that such fee shall be subject to a step-down to 0.375% based on the First Lien Senior Secured Leverage Ratio not exceeding a TBD level following delivery by the Borrowers to the Senior Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facilities commitment, with exceptions for defaulting Revolving Lenders.

Annex I to Exhibit B-2

EXHIBIT C

Project Galaxy

$1,180 million Bridge Facility

Summary of Principal Terms and Conditions5

Borrower:	Nexstar Broadcasting, Inc. (the “Borrower”).

Bridge Administrative Agent:	Bank of America, N.A. will act as sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding any Disqualified Lender) with respect to the Bridge Facility (together with the Initial Lenders under the Bridge Facility, the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Bridge Lead Arrangers and Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities, Inc. will act as joint lead arrangers and joint bookrunners for the Bridge Facility (collectively, the “Bridge Lead Arrangers”), and will perform the duties customarily associated with such roles.

Additional Bridge Agents:	The Borrower may designate additional financial institutions to act as syndication agent and/or documentation agent.

Bridge Facility:	A senior unsecured increasing rate bridge facility (the “Bridge Facility”) in an aggregate principal amount of $1,180 million minus the amount of gross proceeds from Notes or other Securities on the Closing Date minus an amount equal to the aggregate amount of Regulatory Divesture Proceeds (the loans thereunder, the “Bridge Loans”).

Guarantees:	Same as the guarantees to be provided by Holdings and the subsidiaries of Nexstar that are required to guarantee the Nexstar Credit Facilities and including guarantees from each of the Digital Entities, the Mission Entities, the Marshall Entities and the Shield Entities only for so long as such Digital Entities, Mission Entities, Marshall Entities or Shield Entities are required to guarantee the Nexstar Credit Facilities or any refinancing facility with respect thereto.

[5]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

Security:	None.

Use of Proceeds:	The proceeds of borrowings under the Bridge Facility will be used by the Borrower on the Closing Date, together with the Stock Contribution, the proceeds from borrowings under the Term Facilities and the Revolving Facilities and cash on hand at the Borrower, solely to pay the Acquisition Costs.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be payable at the London interbank offered rate, which, if negative, shall be deemed to be 0.00% (“LIBOR”) for U.S. dollars (for interest periods of 1, 2, 3 or six months, as selected by the Borrower) plus 7.50% (the “Initial Margin”). Interest for the three-month period commencing at the end of such initial three-month period shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Initial Margin plus 50 basis points. Thereafter, interest shall increase by an additional 50 basis points at the beginning of each subsequent three-month period for so long as the Bridge Loans are outstanding (other than on the Conversion Date). The Bridge Facility shall have a LIBOR floor equal to 1.00% per annum.

Notwithstanding anything to the contrary set forth above, at no time, other than as set forth in the section entitled “Default Rate” below, shall the per annum yield on the Bridge Loans exceed the Total Cap (as defined in the Fee Letter).

Interest Payments:	Interest on the Bridge Loans will be payable in cash quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Extended Term Loans or Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loans, Extended Term Loans or Exchange Notes.

Maturity:	The Bridge Loans will mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”). On the Initial Bridge Loan Maturity Date, any Bridge Loan that has not been previously repaid in full will be, subject to the absence of a bankruptcy event of default (with respect to the Borrower only), automatically converted into a senior unsecured term loan (each an “Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”). The date on which Bridge Loans are converted into Extended Term Loans is referred to as the “Conversion Date”. On the Conversion Date and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Bridge Lender, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount; provided that (i) no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $200.0 million in aggregate principal amount of Exchange Notes and (ii) no subsequent Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $100.0 million in aggregate principal amount of additional Exchange Notes or if less, the remaining principal amount of the Extended Term Loans.

The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth herein or on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:	The Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to certain agreed exceptions consistent with other current similar bridge loan financings, (i) the net proceeds from the issuance of the Notes or any Demand Securities (as defined in the Fee Letter); provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases Demand Securities from the Borrower at a price above the level at which such Bridge Lender or affiliate has reasonably determined such Demand Security can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof) the net cash proceeds received by the Borrower in respect of such debt security may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Bridge Lender or affiliate prior to being applied to prepay the Bridge Loans held by other Bridge Lenders; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) and from other indebtedness (other than Permitted Debt (to be defined)); and (iii) subject to any required prepayment of the Senior Secured Credit Facilities, the net proceeds from any non-ordinary course asset sales by the Borrower or any of its subsidiaries, in each case subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months (and if committed within 12 months, reinvested within 180 days after the end of such 12 month period). The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined the same as in the Precedent Indenture) at 100% of the outstanding principal amount thereof.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:

Each Bridge Lender shall have the absolute and unconditional right to resell or assign the Bridge Loans or commitments held by it in compliance with applicable law to any third party (other than a Disqualified Lender) at any time, in consultation with (but without the consent of) the Borrower; provided that, for the twelve month period commencing on the Closing Date and so long as no payment or bankruptcy (with respect to the Borrower) event of default shall have occurred and be continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment that would result in the Initial Lenders collectively holding less than 50.1% of the aggregate outstanding principal amount of the Bridge Loans. The Bridge Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Bridge Administrative Agent).

The Bridge Lenders will be permitted to sell participations in loans and commitments without restriction (other than to a Disqualified Lender). Voting rights of participants shall be limited to matters in respect of (a) increase in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of all or substantially all of the value of the Guarantors (other than as a result of release under the Senior Secured Credit Facilities (other than in connection with the termination thereof)), (e) changes in voting threshold and (f) additional restrictions on exchanging Bridge Loans for Exchange Notes. The Bridge Loan Documentation will contain customary provisions for replacing non-consenting Bridge Lenders.

Conditions to All Borrowings:	The availability of the borrowings under the Bridge Facility on the Closing Date shall be conditioned solely upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject to the Certain Funds Provisions) and (c) the applicable conditions set forth in Exhibit D to the Commitment Letter.

Documentation:	The definitive documentation relating to the Bridge Loans (the “Bridge Loan Documentation” and, together with the Senior Secured Credit Facilities Documentation, the “Credit Facilities Documentation”) will be based on the Bridge Documentation Principles (as defined below). As used in this Bridge Term Sheet, “Bridge Documentation Principles” shall mean documentation and definitions (including all financial definitions), as applicable, that are substantially identical to the Nexstar Borrower’s Indenture dated as of January 29, 2015, governing its 6.125% Senior Notes due 2022 (the “Precedent Indenture”), as modified to (i) reflect this Bridge Term Sheet and contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Bridge Term Sheet and otherwise be subject to the Certain Funds Provisions and to include customary mechanical provisions reflecting the nature of the Bridge Loans as loans and (ii) give due regard to operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industries, practices, the Borrower’s business plan and matters disclosed in the Acquisition Agreement (including any company-specific provisions contained in the Existing Company Credit Agreements).

Representations and Warranties:	The Bridge Loan Documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries substantially consistent with the representations and warranties applicable to the Senior Secured Credit Facilities but including changes thereto customary for senior unsecured bridge loan financings, and consistent with the Bridge Documentation Principles.

Covenants:	The Bridge Loan Documentation will contain such affirmative and negative covenants as are usual and customary for bridge loan financings of this type and consistent with the Bridge Documentation Principles, it being understood and agreed that the covenants of the Bridge Loans (and the Extended Term Loans and the Exchange Notes) will be incurrence-based covenants based on those contained in the preliminary offering memorandum or prospectus used to market the Notes prior to the Closing Date; prior to the Initial Bridge Loan Maturity Date, the covenants of the Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower consistent with bridge loan financings of this type. There will not be any financial maintenance covenants. The negative covenants under the Bridge Loan Documentation will include provisions related to the CVR Agreement (as defined in Exhibit B) on the same terms as expressly provided in Exhibit B.

Events of Default:	The Bridge Loan Documentation will contain such events of default (including customary notice and grace periods) as are usual and customary for bridge loan financings of this type and consistent with the Bridge Documentation Principles, limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy of the Borrower or its significant restricted subsidiaries; material monetary judgments; and actual or asserted invalidity of Guarantees.

Voting:	Amendments and waivers of the Bridge Loan Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate amount of the outstanding Bridge Loans, except that the consent of each Bridge Lender adversely affected thereby shall be required with respect to (a) increases in the commitment of such Bridge Lender, (b) reductions of principal, interest or fees or stated ranking, (c) extensions of final maturity (except as provided under “Maturity” above) or the due date of any interest or fee payment, (d) subject to certain exceptions consistent with the Bridge Documentation Principles, releases of the guarantees of all or substantially all of the value of the Guarantors (other than as a result of release of such guarantee under the Senior Secured Credit Facilities), (e) additional conditions on exchanging Bridge Loans or Extended Term Loans for Exchange Notes, (f) changes in voting thresholds or (g) changes to the pro rata payment provisions.

Cost and Yield Protection:	Usual for facilities and transactions of this type and substantially consistent with those provisions applicable to the Senior Secured Credit Facilities.

Expenses and Indemnification:	On the same basis as under the Senior Secured Credit Facilities.

Governing Law:	New York.

Counsel to the Bridge Administrative Agent, the Lead Arrangers and the Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT C

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year. Interest will be payable in cash.

Guarantees:	Same as Bridge Facility.

Security:	None.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments (other than with respect to a Change of Control, with respect to which the provisions of the Bridge Loan Documentation will apply) and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Loan Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Annex I to Exhibit C-1

ANNEX II to

EXHIBIT C

Exchange Notes

Issue:	The issuer of the Exchange Notes shall be referred to as the “Issuer”.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually at an interest rate per annum equal to the Total Cap. Interest will be payable in cash.

Guarantees:	Same as Bridge Facility.

Security:	None.

Repurchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a Change of Control (to be defined in a manner consistent with the Precedent Indenture) at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”) and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or from market-making activities) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	If any Bridge Lender surrenders Extended Term Loans in exchange for Exchange Notes in connection with a bona fide sale at such time of the subject Exchange Notes to a non-affiliated third party or to an Asset Management Affiliate or that were acquired in open market transactions or market making activities, then, except as set forth below, such Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Exchange Note during the fourth year after the Closing Date, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Annex II to Exhibit C-1

Notwithstanding the foregoing, any Exchange Notes not held by a non-affiliated third party or an Asset Management Affiliate and that were not acquired in market making or open market transactions may be repaid, in whole or in part, in minimum denominations to be agreed, at par plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Issuer at any time.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of such funding date plus 50 basis points plus accrued and unpaid interest.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 40% of such Exchange Notes with proceeds from an equity issuance at a price equal to par plus the coupon on such Exchange Notes plus accrued and unpaid interest.

The optional redemption provisions will be otherwise consistent with the Precedent Indenture.

Defeasance Provisions:	Consistent with the Precedent Indenture.

Modification:	Consistent with the Precedent Indenture.

Registration Rights:	None.

Covenants:	Consistent with the Precedent Indenture; it being understood and agreed that the covenants of the Exchange Notes will be incurrence-based covenants consistent with the Precedent Indenture, with changes consistent with the preliminary offering memorandum or prospectus used to market the Notes prior to the Closing Date.

Events of Default:	Same as the Precedent Indenture.

Annex II to Exhibit C-2

EXHIBIT D

Project Galaxy

Summary of Additional Conditions6

The initial borrowings under the Credit Facilities shall be subject to the satisfaction or waiver of the following conditions:

1.	The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Lenders or the Lead Arrangers, without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition is not material and adverse to the interests of the Lenders or the Lead Arrangers, so long as such reduction in the cash consideration shall be applied to reduce the amounts of the Term A Loans, the Term B Loans and the Bridge Loans on a pro rata basis and (b) any amendment to the definition of “Material Adverse Effect” is materially adverse to the interests of the Lenders and the Lead Arrangers).

2.	(i) With respect to the Nexstar Credit Facilities, the Mission Credit Facilities and the Bridge Facility, the Required Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Nexstar Term Facilities and the Mission Term Facilities, shall be consummated and (ii) with respect to the Marshall Credit Facilities or the Shield Credit Facilities, the Required Refinancing and the refinancing of the Existing Marshall Credit Agreement or the Existing Shield Credit Agreement, as applicable, shall have been consummated, or substantially simultaneously with the initial borrowing under the Marshall Term Facilities or the Shield Term Facilities, as applicable, shall be consummated.

3.	Since the date hereof, there shall not have been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Marigold (as defined in the Acquisition Agreement).

4.	Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Senior Administrative Agent’s security interest in the Collateral (as defined in Exhibit B) available to the applicable Credit Facilities shall have been executed and delivered and, if applicable, be in proper form for filing.

[6]	Capitalized terms used in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”) and the other Exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

5.	The Administrative Agents and the Lead Arrangers shall have received at least 3 business days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors under the applicable Credit Facilities as has been reasonably requested in writing at least 10 business days prior to the Closing Date by the Administrative Agents or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

6.	Subject in all respects to the Certain Funds Provisions, (i) the execution and delivery under the applicable Credit Facilities of the Senior Secured Credit Facilities Documentation for the applicable Senior Secured Credit Facilities in the case of the Senior Secured Credit Facilities and the Bridge Loan Documentation in the case of the Bridge Facility, which shall, in each case, be consistent with the Commitment Letter and Term Sheets and (ii) receipt by the Commitment Parties of customary legal opinions for transactions of this size, structure and industry, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of each of the Borrowers and the Guarantors for the applicable Credit Facilities and a solvency certificate of Holdings’ chief financial officer or other officer with equivalent duties in substantially the form of Annex I hereto.

7.	The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Holdings as of and for the period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

8.	The Lead Arrangers shall have received (a) audited consolidated balance sheets of Holdings and the Company and related statements of income, changes in equity and cash flows of Holdings and the Company for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Holdings and the Company for each of the first three subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date; provided that the filing of financial statements on form 10-K and form 10-Q within such time periods by either Holdings or the Company will satisfy the requirements of this Paragraph 8.

9.	All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

10.	With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Initial Lenders (collectively, the “Investment Banks”) shall have been engaged to publicly sell or privately place the Notes, and the Initial Lenders and the Investment Banks each shall have received a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) for the Notes suitable for use in a customary “high-yield road show” relating to the Notes, which contains or incorporates all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) (in each case, subject to exceptions customary for a Rule 144A offering involving high yield debt securities) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes (subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that any Offering Document shall not be required to include financial statements or information required by Rule 3-10 or Rule 3-16 under Regulation S-X), or that would be necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes (and the Issuer shall have made all commercially reasonable efforts to provide the Investment Banks with drafts of such “comfort” letters, which such accountants are prepared to issue upon completion of customary procedures) (provided that such condition shall be deemed satisfied if such Offering Document excludes sections that would customarily be provided by the Investment Banks but is otherwise complete), and (b) the Investment Banks shall have been afforded a period of at least 15 consecutive business days following receipt of an Offering Document including the information described in clause (a) to seek to place the Notes with qualified purchasers thereof; provided that (x) November 25, 2016 shall not be deemed to be a business day for purposes of calculating such 15 consecutive business day period and (y) such period (i) shall commence no earlier than January 4, 2016, (ii) shall either have been completed prior to August 19, 2016 or shall not commence until September 7, 2016 and (iii) shall either have been completed prior to December 21, 2016 or shall not commence until January 2, 2017.

11.	With respect to the Senior Secured Credit Facilities, the Lead Arrangers shall have been afforded a reasonable period of time to syndicate the Senior Secured Credit Facilities, which in no event shall be less than 15 consecutive business days from the date of receipt by the Lead Arrangers of written financial information reasonably necessary to complete the Information Memorandum; provided that (x) November 25, 2016 shall not be deemed to be a business day for purposes of calculating such 15 consecutive business day period and (y) such period (i) shall commence no earlier than January 4, 2016, (ii) shall either have been completed prior to August 19, 2016 or shall not commence until September 7, 2016 and (iii) shall either have been completed prior to December 21, 2016 or shall not commence until January 2, 2017.

ANNEX I TO

EXHIBIT D

[HOLDINGS]

SOLVENCY CERTIFICATE

[            ], 20[_]

Pursuant to Section [_] of Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [            ], the undersigned [chief financial officer] [other officer with equivalent duties] of Holdings hereby certify as of the date hereof, solely on behalf of Holdings and not in his/her individual capacity and without assuming any personal liability whatsoever, that:

1.	I am familiar with the finances, properties, businesses and assets of Holdings and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of Holdings and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of Holdings and its Subsidiaries.

2.	On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

Annex I to Exhibit D-1

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[HOLDINGS]

By:
Name:
Title:

Annex I to Exhibit D-2